AGREEMENT AND PLAN OF MERGER

by and among

Sonus Networks, Inc.,

Purple Acquisition Subsidiary, Inc.

and

Performance Technologies, Incorporated

Dated as of December 12, 2013

ARTICLE I THE MERGER 1

1.1 The Merger 1

1.2 Closing 1

1.3 Effective Time 1

1.4 Effects of the Merger 2

1.5 Certificate of Incorporation and By-Laws 2

1.6 Directors and Officers 2

ARTICLE II CONVERSION OF SECURITIES 2

2.1 Effect of Merger on Capital Stock 2

2.2 Exchange of Certificates 4

2.3 Lost Certificates 6

2.4 Adjustment of Merger Consideration 6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY 6

3.1 Organization, Standing and Power 6

3.2 Capitalization 8

3.3 Subsidiaries 10

3.4 Authority; No Conflict; Required Filings and Consents 11

3.5 SEC Filings; Financial Statements; Information Provided 13

3.6 No Undisclosed Liabilities 14

3.7 Absence of Certain Changes or Events 14

3.8 Taxes 14

3.9 Owned and Leased Real Properties 18

3.10 Intellectual Property 18

3.11 Contracts 24

3.12 Litigation 25

3.13 Environmental Matters 26

3.14 Employee Benefit Plans 27

3.15 Compliance With Laws, Including Anti-Bribery Laws 31

3.16 Permits 32

3.17 Labor Matters 32

3.18 Insurance 35

3.19 Rights Agreement 35

3.20 Opinion of Financial Advisor 35

3.21 Section 203 of the DGCL Not Applicable 35

3.22 Brokers; Schedule of Fees and Expenses 35

3.23 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act of 2002 36

3.24 Government Funding Agreements 37

3.25 Export Control 40

ARTICLE IV REPRESENTATIONS AND WARRANTIES
OF THE PARENT AND THE MERGER SUB 41

4.1 Organization, Standing and Power 41

4.2 Authority; No Conflict; Required Filings and Consents 41

4.3 Information Provided 42

4.4 Sufficient Funds 42

4.5 Litigation 42

4.6 Interim Operations of the Merger Sub 42

4.7 Brokers 43

4.8 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans 43

ARTICLE V CONDUCT OF BUSINESS 43

5.1 Conduct Prior to Effective Time 43

5.2 Confidentiality 46

ARTICLE VI ADDITIONAL AGREEMENTS 46

6.1 No Solicitation 46

6.2 Proxy Statement 50

6.3 Nasdaq Quotation 51

6.4 Access to Information 51

6.5 Stockholders Meeting 51

6.6 Legal Conditions to the Merger 52

6.7 Notification of Certain Matters 53

6.8 Public Disclosure 54

6.9 Indemnification 54

6.10 Treatment of Company Stock Options; Assumption of Company Stock Plans 55

6.11 401(k) Plan 56

6.12 Stockholder Litigation 57

6.13 Parent Guaranty 57

6.14 FIRPTA Certificate 57

6.15 Obligations of Merger Sub and the Surviving Corporation 57

6.16 Employee Benefits Matters 57

6.17 Continuation of Security Clearances 59

6.18 Change in Control Consideration 59

ARTICLE VII CONDITIONS 59

7.1 Conditions to Obligation of Each Party to Effect the Merger 59

7.2 Conditions to the Parent’s and the Merger Sub’s Obligation to Effect the Merger 60

7.3 Conditions to the Company’s Obligation to Effect the Merger 61

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER 61

8.1 Termination 61

8.2 Effect of Termination 64

8.3 Fees and Expenses 64

8.4 Amendment 65

8.5 Extension; Waiver 65

8.6 Procedure for Termination, Amendment, Extension or Waiver 65

ARTICLE IX MISCELLANEOUS 65

9.1 Nonsurvival of Representations and Warranties 65

9.2 Notices 65

9.3 Entire Agreement 66

9.4 No Third Party Beneficiaries 66

9.5 Assignment 67

9.6 Severability 67

9.7 Counterparts and Signature 67

9.8 Interpretation 67

9.9 Governing Law 68

9.10 Remedies 68

9.11 Submission to Jurisdiction 69

9.12 WAIVER OF JURY TRIAL 69

9.13 No Personal Liability of Directors, Officers, Owners, Etc 69

9.14 Rules of Construction 69

EXHIBIT A Form of Certificate of Incorporation of the Surviving Corporation

TABLE OF DEFINED TERMS

Acquisition Agreement	6.1(b)(ii)
Acquisition Proposal	6.1(f)
Adverse Recommendation Notice	6.1(b)
Affiliate	3.2(e)
Agent	3.15(c)(i)
Agreement	Introduction
Anti-Bribery Laws	3.15(c)(ii)
Bankruptcy and Equity Exception	3.4(a)
Book Entry Shares	2.1(a)(iii)
Certificate of Merger	1.3
Certificate	2.1(a)(iii)
Change	3.1(a)
Closing	1.2
Closing Date	1.2
Code	2.2(g)
Company	Introduction
Company Adverse Recommendation Change	8.1(c)(i)
Company Balance Sheet	3.5(b)
Company Board	3.4(a)
Company Capital Stock	2.2(c)
Company Common Stock	2.1(a)(ii)
Company Disclosure Schedule	Article III
Company Employee Plans	3.14(a)
Company Executive Severance Policy	6.16(e)
Company Intellectual Property	3.10(n)(i)
Company Leases	3.9(b)
Company Licensed Intellectual Property	3.10(n)(ii)
Company Material Adverse Effect	3.1(a)
Company Material Contracts	3.11(a)
Company Meeting	3.4(d)
Company Owned Intellectual Property	3.10(n)(iii)
Company Permits	3.16
Company Preferred Stock	3.2(a)
Company Registrations	3.10(n)(iv)
Company Rights Plan	3.2(e)
Company SEC Documents	3.5(a)
Company Source Code	3.10(i)
Company Stockholder Approval	3.4(a)
Company Stock Options	2.1(c)
Company Stock Plans	3.2(c)
Company Subleases	3.9(c)
Company Voting Proposal	3.4(a)
Confidentiality Agreement	5.2
Contamination	3.13(c)
Continuing Employees	6.16(a)
Copyrights	3.10(n)(v)
Customer Offerings	3.10(n)(vi)
Delaware Secretary of State	1.3
DGCL	Introduction
Dissenting Shares	2.1(b)
Documentation	3.10(n)(vii)
Effective Time	1.3
Environmental Law	3.13(b)
Equity Award Exchange Ratio	6.10(a)
ERISA	3.14(a)
ERISA Affiliate	3.14(a)
ESA	3.16(e)
Exchange Act	3.4(c)
Export Control Laws	3.25(a)
Financial Advisor	3.20
GAAP	3.5(b)
Government Funding Agreement	3.24(a)(i)
Government Funding Proposal	3.24(a)(ii)
Governmental Entity	3.4(c)
Hazardous Substance	3.13(e)
Indemnified Parties	6.9(a)
Insurance Policies	3.18
Intellectual Property	3.10(n)(viii)
Intellectual Property Registrations	3.10(n)(ix)
Intervening Event	6.1(b)
IRS	3.14(b)
Knowledge	9.8
Liens	3.4(b)
Mask Works	3.10(n)(x)
Merger	Introduction
Merger Consideration	2.1(a)
Merger Sub	Introduction
non-U.S. Plan	3.14(l)
Notice Period	6.1(b)
Open Source Material	3.10(n)(xi)
Ordinary Course of Business	3.6
Outbound License Agreements	3.10(n)(xii)
Outside Date	8.1(b)(i)
Parent	Introduction
Parent 401(k) Plan	6.16(b)
Parent Common Stock	6.10(a)
Parent Plans	6.16(d)
Patent Rights	3.10(n)(xiii)
Paying Agent	2.2(a)
Payment Fund	2.2(a)
person	9.8
Property	3.24(j)
Proxy Statement	3.5(d)
Release	3.13(d)
Representatives	6.1(a)
Required Company Stockholder Vote	3.4(d)
SEC	3.4(c)
Securities Act	3.2(e)
Section 262	2.1(b)
Software	3.10(n)(xiv)
Specified Time	6.1(a)
Subsidiary	3.3(a)
Superior Proposal	6.1(f)
Surviving Corporation	1.1
Taxes	3.8(q)(i)
Tax Returns	3.8(q)(ii)
Trademarks	3.10(n)(viii)(B)
WARN Act	3.17(h)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 12, 2013, is among Sonus Networks, Inc., a Delaware corporation (the “Parent”), Purple Acquisition Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”), and Performance Technologies, Incorporated, a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of the Parent, the Merger Sub and the Company have determined that it would be advisable and in the best interests of their respective stockholders for the Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement, and have approved this Agreement;

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Merger Sub with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Parent;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

1.1              The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Merger Sub shall merge with and into the Company at the Effective Time (as defined below). At the Effective Time, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Merger Sub in accordance with the DGCL.

1.2              Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., eastern time, on the second business day after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VII (other than those that by their terms cannot be satisfied until the time of the Closing but subject to the fulfillment or waiver of such conditions), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, or at such other time, date or place agreed to in writing by the Parent and the Company; provided that if all the conditions set forth in Article VII shall not have been satisfied or (to the extent permitted by applicable law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by applicable law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3              Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State or at such subsequent time or date as the Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

1.4              Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.5              Certificate of Incorporation and By-Laws. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall, by virtue of the Merger, be amended at the Effective Time in its entirety to read as set forth in Exhibit A until thereafter amended as provided under the DGCL. The By-laws of the Merger Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended as provided under the DGCL.

1.6              Directors and Officers. The directors of the Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or designated and qualified, or until their earlier death, resignation or removal from office. Prior to the Effective Time, the Company shall cause each member of the Company Board to execute and deliver a letter effectuating his or her resignation as a director of the Company (and, to the extent requested by the Parent, each of the Company’s Subsidiaries) effective upon the Effective Time.

ARTICLE II

CONVERSION OF SECURITIES

2.1              Effect of Merger on Capital Stock.

(a)                At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any shares of the capital stock of the Company or capital stock of the Merger Sub:

(i)                 each share of the Merger Sub’s capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the same class of capital stock of the Surviving Corporation;

(ii)               each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time that is owned by the Parent, the Merger Sub or the Company or any direct or indirect wholly owned subsidiary of the Parent, the Merger Sub or the Company, including all shares of Company Common Stock held by the Company as treasury stock, shall automatically be cancelled, and no payment shall be made with respect thereto; and

(iii)             each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to clause (ii) above and any Dissenting Shares (as defined in Section 2.1(b) hereof)) shall be automatically converted into and become the right to receive the Merger Consideration (as defined in this Section 2.1(a)). When so converted, all such shares of Company Common Stock shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and each holder of any such shares of Company Common Stock held in book entry form immediately prior to the Effective Time (“Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(a)(iii) upon surrender of such Certificate or such Book Entry Shares in accordance with Section 2.2, without interest and subject to any applicable withholding rights in accordance with Section 2.2(g).

As used in this Agreement, the “Merger Consideration” shall mean $3.75.

(b)               Notwithstanding anything in this Agreement to the contrary, shares of the Company’s Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) and who have not withdrawn or lost the right to appraisal (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a)(iii), but instead such holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.1(a)(iii), without interest. The Company shall give the Parent and the Merger Sub prompt notice of any demands for payment, or notices of intent to demand payment, received by the Company with respect to shares of Company Common Stock, and the Parent and the Merger Sub shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Parent and the Merger Sub, make any payment with respect to, or settle, or offer to settle, any such demands, or agree to do any of the foregoing.

(c)                At and immediately prior to the Effective Time, each outstanding option to purchase Company Common Stock (“Company Stock Options”) shall be treated in the manner set forth in Section 6.10.

2.2              Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a)                Paying Agent. Prior to the Effective Time, the Parent shall select a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment after the Effective Time of the Merger Consideration upon surrender of Certificates or Book Entry Shares. From time to time after the Effective Time, the Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent, on a timely basis as and when needed, cash necessary for payment of the Merger Consideration pursuant to Section 2.1(a)(iii) upon surrender of Certificates and Book Entry Shares (such cash being hereinafter referred to as the “Payment Fund”).

(b)               Exchange Procedures. As soon as reasonably practicable (and in any event within five (5) business days) after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or of Book Entry Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate to the Paying Agent and, in the case of Book Entry Shares, delivery shall be effected and risk of loss and title shall pass only upon adherence to the procedures set forth in the letter of transmittal, and which letter of transmittal shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates and Book Entry Shares in exchange for the Merger Consideration. Surrender of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Certificate or Book Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly completed and properly executed, and such other documents as may reasonably be required by the Paying Agent, the Paying Agent shall pay to the holder of such Certificate or Book Entry Shares (or as otherwise directed in the letter of transmittal) in exchange therefor an amount of cash equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.1(a)(iii), and the Certificate or Book Entry Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate or Book Entry Shares so surrendered is or are registered if, in the case of a Certificate, such Certificate shall be properly endorsed or otherwise be in proper form for transfer, or, in the case of Book Entry Shares, the person in whose name such Book Entry Shares are registered shall have delivered to the Paying Agent instruments of transfer in such form as the Paying Agent may require in accordance with its customary procedures for the transfer for securities represented by book entry, and, in each case, the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or Book Entry Shares or establish to the satisfaction of the Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and all Book Entry Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock formerly represented by such Certificate or Book Entry Shares have been converted pursuant to Section 2.1(a)(iii). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book Entry Shares.

(c)                No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender of a Certificate or Book Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the capital stock of the Company (the “Company Capital Stock”) formerly represented by such Certificate or Book Entry Shares. Upon the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)               Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Certificates and Book Entry Shares for twelve months after the Effective Time shall be delivered by the Paying Agent to the Parent, upon demand, and any holder of a Certificate or Book Entry Shares who has not theretofore complied with this Article II shall thereafter look only to the Parent for payment of the Merger Consideration, but shall have no greater rights against the Parent than may be accorded to general unsecured creditors of the Parent under applicable law.

(e)                No Liability. None of the Parent, the Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or any Book Entry Shares have not been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate or Book Entry Shares would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.4)), any such cash in respect of such Certificate or Book Entry Shares shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f)                Investments of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by the Parent, provided that any such investment shall be limited to (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof or (ii) money market mutual funds invested exclusively in some or all of the securities described in the foregoing clause (i). Any interest and other income resulting from such investments shall be paid to and be the property of the Parent.

(g)               Withholding Rights. The Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, and pay to the appropriate taxing authority, such amounts as any of them reasonably determines are required to be deducted and withheld by any of them with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent, the Surviving Corporation or the Paying Agent.

2.3              Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 2.1(a)(iii), in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Parent or Paying Agent, in its reasonable discretion and as a condition precedent to the payment of the Merger Consideration, may require of the holder of such lost, stolen or destroyed Certificate.

2.4              Adjustment of Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding shares of Company Common Stock shall have been changed into a different number of shares of Company Common Stock or a different class of capital stock of the Company by reason of any stock split, reverse stock split, stock dividend, distribution, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares of Company Common Stock or other similar transaction, the Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of shares of Company Common Stock, in the aggregate, the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Merger Sub that the statements contained in this Article III are true and correct as of the date hereof subject to such exceptions as are disclosed herein, as set forth in the disclosure schedule delivered by the Company to the Parent on or before the date of this Agreement (the “Company Disclosure Schedule”) or in the Company SEC Documents filed with or furnished to the SEC on or following March 7, 2013 (but excluding any disclosures contained or referenced therein under the captions “Risk Factors” and “Forward-Looking Statements,” and any other disclosures contained or referenced therein of a similar general cautionary nature, in each case, other than any specific factual historical statements contained therein). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify (1) the corresponding paragraphs in this Article III and (2) the other paragraphs in this Article III only to the extent that it is readily apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

3.1              Organization, Standing and Power.

(a)                The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance, development or effect (each, a “Change”) that, individually or in the aggregate with all other Changes occurring or existing prior to the determination of a Company Material Adverse Effect, (i) has a material adverse effect on the business, assets, liabilities, capitalization, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) would prevent the Company from consummating the Merger and the other transactions contemplated by this Agreement; provided that, solely for purposes of clause (i) above, none of the following, and no effect arising out of or resulting from the following, in each case to the extent arising after the date of this Agreement, shall constitute (in and of itself) a Company Material Adverse Effect or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur (except, in the cases of clauses (x) and (y)(A), (C) and (D), where the Company and its Subsidiaries, taken as a whole, are disproportionately affected relative to other persons operating in the industries or markets in which the Company and its Subsidiaries operate): (x) any Change generally affecting (A) the industries in which the Company and its Subsidiaries operate or (B) the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, or (y) any Change arising out of, resulting from or attributable to (A) changes or prospective changes in law, in applicable regulations of any Governmental Entity, in generally accepted accounting principles or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, (B) the announcement or pendency of this Agreement, (C) political conditions (or developments or changes in such conditions) or acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (D) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (E) any decline in the market price, or change in trading volume, of any capital stock of the Company (it being understood, in each case, that the facts or occurrences giving rise or contributing to such decline or change may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (F) any legal proceedings brought by any current or former stockholders of the Company (on their own behalf or on behalf of the Company) arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any action taken by the Company or the Company Board in connection with this Agreement or (G) any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect). For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the prior sentence of this paragraph.

(b)               The Company has made available to the Parent complete and accurate copies of the Certificate of Incorporation and By-laws of the Company.

3.2              Capitalization.

(a)                The authorized capital stock of the Company as of the date of this Agreement consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”) of which 25,000 shares have been designated as Series A Junior Participating Preferred Stock. The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of December 9, 2013, (i) 13,304,596 shares of Company Common Stock were issued and outstanding, (ii) 2,147,516 shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of Company Preferred Stock were designated, issued or outstanding.

(b)               Section 3.2(b) of the Company Disclosure Schedule lists, as of the date of this Agreement, all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company, indicating the name of the applicable stockholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the vesting will be accelerated in any way by the Merger or the other transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares.

(c)                As of December 9, 2013, the Company had outstanding Company Stock Options to purchase 2,050,667 shares of Company Common Stock. From November 12, 2013 until the date of this Agreement, no Company Stock Options have been granted or issued. The Company has made available to the Parent complete and accurate copies of all stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) and all forms of stock option agreements evidencing Company Stock Options.

(d)               Section 3.2(d) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of:

(i)                 all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock subject to outstanding options; and

(ii)               all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger.

(e)                Except (i) as set forth in this Section 3.2, (ii) as reserved for future grants under Company Stock Plans and (iii) the rights to purchase one one-thousandth of a share of Company Preferred Stock issued and payable under the Rights Agreement dated as of November 1, 2000, as amended, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (as so amended, the “Company Rights Plan”), (A) there are no securities (including, for the avoidance of doubt, any debt securities) convertible into or exchangeable or exercisable for Company equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, debt securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries (including in connection with or as a result of the consummation of the transactions contemplated by this Agreement) to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, debt security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock or similar rights or obligations. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement or described in this Section 3.2, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound, with respect to any equity security of any class of the Company.

(f)                All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Sections 3.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(g)               There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity.

(h)               No consent of the holders of Company Stock Options is required in connection with the actions contemplated by Sections 2.1(c) and 6.10.

(i)                 There are no outstanding debt securities convertible into or exchangeable or exercisable for Company Capital Stock or any other security of the Surviving Corporation or Parent.

3.3              Subsidiaries.

(a)                Section 3.3 of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) the right to elect a majority or more of the board of directors (or similar governing body) of such entity.

(b)               Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of Subsidiaries of the Company incorporated outside of the United States, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c)                The Company has made available to the Parent complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company.

(d)               The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company.

3.4              Authority; No Conflict; Required Filings and Consents.

(a)                The Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and, subject only to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), consummate the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the board of directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger and this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved the Merger and this Agreement and declared their advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger, and (iv) to the extent necessary, adopted resolutions having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to this Agreement, the Merger or any other transactions contemplated by this Agreement, in each case which resolutions, except after the date hereof to the extent expressly permitted by Section 6.1(b), have not been rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law)(the “Bankruptcy and Equity Exception”).

(b)               The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature, whether arising by contract or by operation of law (“Liens”), on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (iv) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(c)                No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with any United States or foreign federal, state, county or local, or any supranational or non-U.S., government, political subdivision, governmental, legislative, regulatory or administrative authority, body, instrumentality, department, office agency, commission, self-regulatory organization (including any stock market or stock exchange on which shares of Company Common Stock are listed for trading), or any court, tribunal or judicial or arbitral body (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, (v) such filings as may be required by the rules and regulations of The Nasdaq Stock Market and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(d)               The affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities, whether debt securities or equity securities, necessary for the adoption of this Agreement and for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

3.5              SEC Filings; Financial Statements; Information Provided.

(a)                The Company has filed all registration statements, forms, reports, certifications and other documents required to be filed by the Company with the SEC since January 1, 2011. All such registration statements, forms, reports, certifications and other documents are referred to herein as the “Company SEC Documents.” To the extent that the form of any Company SEC Document available on the SEC’s EDGAR system reflects the redaction of any of such Company SEC Document’s terms, the Company has made available to Parent an unredacted copy of such Company SEC Document. The Company has made available to the Parent copies of all comment letters received by the Company from the staff of the SEC since January 1, 2011 and all responses to such comment letters by or on behalf of the Company. The Company SEC Documents at the time filed, or as amended prior to the date of this Agreement, were prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. As used in this Section 3.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)               Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Documents at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or will not be material in amount or effect. The consolidated, audited balance sheet of the Company as of December 31, 2012 is referred to herein as the “Company Balance Sheet.”

(c)                Pricewaterhouse Coopers LLP, the Company’s current auditors, is and has been at all times since its engagement by the Company (x) “independent” with respect to the Company within the meaning of Regulation S-X and (y) to the Company’s Knowledge, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d)               The proxy statement to be sent to the stockholders of the Company with respect to the Company Meeting (including the information included in or incorporated by reference therein) (the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading, provided that the Company makes no representation with respect to any information supplied in writing by or on behalf of the Parent or its Affiliates for inclusion in the Proxy Statement. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Parent of such fact or event.

3.6              No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material obligations or liabilities (whether or not accrued, contingent or otherwise, and whether or not required to be reflected in financial statements in accordance with GAAP), except for: (i) liabilities disclosed in the financial statements (or the notes thereto) contained in the Company’s Quarterly Report on Form 10-Q filed with the SEC on the SEC’s EDGAR system on November 12, 2013; (ii) liabilities incurred in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”) since the date of the Company Balance Sheet; (iii) liabilities (other than any liabilities for breach) pursuant to agreements (A) required to be disclosed in the Company Disclosure Schedule and so disclosed or (B) not required to be disclosed in the Company Disclosure Schedule; and (iv) liabilities set forth in Section 3.6 of the Company Disclosure Schedule.

3.7              Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any Change that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Company Material Adverse Effect; or (ii) any other action or event that would have required the consent of the Parent pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

3.8              Taxes.

(a)                Each of the Company and its Subsidiaries has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of the Company and its Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and each of its Subsidiaries through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet and all unpaid Taxes of the Company and each of its Subsidiaries for all Tax periods commencing after the date of the Company Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. Neither the Company nor any Subsidiary is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is the Company. Neither the Company nor any of its Subsidiaries (i) has any actual or potential liability for the Taxes of any person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation or otherwise, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement, except as between the Company and its Subsidiaries. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity and each of the Company and each of its Subsidiaries has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(b)               The Company has delivered or made available to the Parent (i) complete and correct copies of all Tax Returns of the Company and each of its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Knowledge of the Company or any of its Subsidiaries, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction in which the Company or any of its Subsidiary did not file a Tax Return that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither the Company nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority which is still in effect.

(c)                There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable or Taxes that are being diligently contested in good faith by appropriate proceedings, and with respect to which an appropriate reserve has been made.

(d)               Neither the Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(e)                Neither the Company nor any Subsidiary of the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws), (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(f)                Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(g)               Neither the Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger or any of the other transactions contemplated by this Agreement.

(h)               Section 3.8(h) of the Company Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company or any of its Subsidiaries files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s or any Subsidiary’s nexus with such jurisdiction.

(i)                 Neither the Company nor any of its Subsidiaries (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes, (ii) has made an entity classification (“check-the-box”) election under Section 7701 of the Code, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) or (iv) is a stockholder in a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code.

(j)                 Neither the Company nor any of its Subsidiaries has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(k)               Neither the Company nor any of its Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code.

(l)                 Neither the Company nor any of its Subsidiaries (i) has been required to make a basis reduction pursuant to former Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b), (ii) is or has been required to redetermine or reduce basis pursuant to Treasury Regulation Section 1.1502-36(b) or (c) or to reduce any attributes under Treasury Regulation Section 1.1502-36(d), or (iii) has incurred (or been allocated) any dual consolidated loss within the meaning of Section 1503 of the Code.

(m)             None of the assets of the Company or any of its Subsidiaries directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(n)               Neither the Company nor any of its Subsidiaries has or has had a permanent establishment in any foreign country as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(o)               All related party transactions involving the Company or any of its Subsidiaries have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax law. Each of the Company and its Subsidiaries has maintained documentation (including any applicable transfer pricing studies and transfer pricing agreements) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax law.

(p)               Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulation section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation section 301.6111-2(b)(2) or any analogous provision of state or local law. Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(q)               As used in this Agreement:

(i)                 “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including without limitation, income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof, and

(ii)               “Tax Returns” shall mean any and all reports, returns (including information returns), declarations or statements relating to Taxes, including any schedule or attachment thereto, including any amendment thereof filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, and including, for the avoidance of doubt, U.S. Department of the Treasury Form TD F 90-22.1.

3.9              Owned and Leased Real Properties.

(a)                Neither the Company nor any of its Subsidiaries has ever owned any real property.

(b)               Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries, all contracts under which such real property is leased, subleased or licensed by the Company or any of its Subsidiaries (collectively, the “Company Leases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease, is in material default under any of the Company Leases. Each of the Company Leases is in full force and effect and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and shall not cease to be in full force and effect as a result of the Merger or the other transactions contemplated by this Agreement. The Company has made available to the Parent complete and accurate copies of all Company Leases.

(c)                Section 3.9(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property subleased or licensed by the Company or any of its Subsidiaries to any other person (other than another Subsidiary of the Company) (collectively, the “Company Subleases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Sublease, is in material default under any of the Company Subleases. Each of the Company Subleases is in full force and effect and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and shall not cease to be in full force and effect as a result of the Merger and the other transactions contemplated by this Agreement. The Company has made available to the Parent complete and accurate copies of all Company Subleases.

3.10          Intellectual Property.

(a)                Sections 3.10(a)(1) and (2) of the Company Disclosure Schedule lists all Company Registrations, in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. To the Company’s Knowledge, all assignments of Company Registrations to the Company or any of its Subsidiaries have been properly executed and recorded, except for such deficiencies as would not materially affect the enforceability thereof. To the Company’s Knowledge, all Company Registrations are valid and enforceable. To the Company’s Knowledge, all issuance, renewal, maintenance and other payments that are or have become due with respect to the Company Registrations have been timely paid by or on behalf of the Company or the relevant Subsidiary.

(b)               To the Company’s Knowledge, there are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked with respect to any Patent Rights included in the Company Registrations, or threatened (excluding, for the avoidance of doubt, office actions issued by Governmental Entities with respect to applications for Company Registrations). To the Company’s Knowledge, the Company and its Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all Company Registrations filed by or on behalf of the Company or any of its Subsidiaries and have made no material misrepresentation in such applications.

(c)                Each item of Company Owned Intellectual Property will be owned or available for use by the Company and its Subsidiaries immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. There are no third party joint owners of any Company Owned Intellectual Property and the Company or one of its Subsidiaries is the sole and exclusive owner of all Company Owned Intellectual Property, including the Company Registrations, free and clear of any Liens other than Outbound License Agreements. The Company Intellectual Property constitutes all material Intellectual Property necessary to conduct the business of the Company and its Subsidiaries, taken as a whole, as currently conducted. The foregoing representation and warranty is not intended to be a representation regarding infringement or misappropriation, which is exclusively addressed in Section 3.10(e).

(d)               The Company and its Subsidiaries have taken commercially reasonable measures to maintain in confidence and protect the proprietary nature of all material trade secrets and confidential information comprising a part of the Company Owned Intellectual Property. The Company and its Subsidiaries have taken reasonable steps to maintain, protect and preserve the confidentiality of their confidential information. The Company and each of its Subsidiaries have complied in all material respects with the Company’s policy pertaining to information privacy and security. To the Knowledge of the Company, there has been no: (i) unauthorized disclosure of any material third party proprietary or confidential information in the possession, custody or control of the Company or any of its Subsidiaries, or (ii) material breach of the Company’s or any of its Subsidiaries’ security or information privacy procedures relating to the Company Owned Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable measures to (A) police the quality of all goods and services sold, distributed or marketed under each of their Trademarks and (B) enforce adequate quality control measures to ensure that no Trademarks that they have licensed to others have been abandoned.

(e)                Neither the conduct of the business of the Company and its Subsidiaries, as currently conducted, nor the sale or use of any product or service offered by the Company or any of its Subsidiaries infringes or violates or constitutes a misappropriation of, any Intellectual Property Registrations of any third party. Section 3.10(e) of the Company Disclosure Schedule lists any written complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company or any of its Subsidiaries since January 1, 2008 alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company or any of its Subsidiaries from any third party. The Company and Subsidiaries have made available to Parent copies of all such complaints, claims, notices, requests, demands or threats.

(f)                To the Knowledge of the Company, no person or entity (including any current or former employee or consultant of the Company or any of its Subsidiaries) is infringing, violating or misappropriating any of the Company Owned Intellectual Property. The Company and its Subsidiaries have made available to Parent copies of all correspondence, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property sent by the Company or any of its Subsidiaries to any third party since January 1, 2008.

(g)               Section 3.10(g) of the Company Disclosure Schedule identifies each material license, covenant or other agreement pursuant to which the Company or any of its Subsidiaries has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person or entity, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property, other than Outbound License Agreements. Neither the Company nor any of its Subsidiaries has agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any products or services offered by the Company or any of its Subsidiaries or any third party Intellectual Property rights other than indemnification obligations of the Company or any of its Subsidiaries pursuant to Outbound License Agreements. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which the Company or one of its Subsidiaries is obligated to license any existing or future Company Owned Intellectual Property to any person or entity.

(h)               Section 3.10(h) of the Company Disclosure Schedule identifies each item of material Company Licensed Intellectual Property and the license or agreement pursuant to which the Company or a Subsidiary obtained a license under such Company Licensed Intellectual Property (excluding generally commercially available, off-the-shelf software programs). To the Knowledge of the Company, the consummation of the Transaction will not result in the loss or impairment of any rights under any Company Licensed Intellectual Property that is material to the operations of the Business as conducted at Closing; provided, however, that the foregoing representation does not address any loss or impairment that results from any fact or circumstance unique or related to the Parent, its affiliates or their businesses.

(i)                 Neither the Company nor any of its Subsidiaries, nor any of their employees, has licensed, distributed or disclosed the source code, other than as required by Open Source Material license agreements, for any Software included in the products or services offered by the Company or any of its Subsidiaries or other confidential information constituting, embodied in or pertaining to such Software (collectively, “Company Source Code”) to any person, other than escrow agents, and the Company and its Subsidiaries have taken commercially reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of Company Source Code by Company, any of its Subsidiaries or escrow agent(s) or any other person to any third party.

(j)                 Other than commercially reasonable prohibitions to unauthorized use, to the Knowledge of the Company, the products and services offered by the Company or any of its Subsidiaries, and the Software and internal computer systems used by the Company and its Subsidiaries do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to materially impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.

(k)               Section 3.10(k) of the Company Disclosure Schedule lists all Open Source Materials that the Company or its Subsidiaries have incorporated in any way in the Customer Offerings or the internal systems directly used in the providing or delivery of Customer Offerings and specifies whether the Open Source Materials have been distributed by the Company or the Subsidiaries. Neither the Company nor its Subsidiaries has used Open Source Materials, in each case in a manner that grants, to any third party, any rights or immunities under Company Owned Intellectual Property (including using any Open Source Materials that require, as a condition of exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).

(l)                 Each employee of the Company or any of its Subsidiaries and each independent contractor of the Company or any of its Subsidiaries has executed a valid and binding written agreement expressly assigning to the Company or its relevant Subsidiary all right, title and interest in any inventions, discoveries, improvements and works of authorship, whether or not patentable, invented, created, developed, authored, conceived or reduced to practice during the term of such employee’s employment or such contractor’s work for the Company or its relevant Subsidiary and related to the work performed by such person for the Company or its relevant Subsidiary, and all Intellectual Property rights therein. All of the agreements referenced in the preceding sentence will continue to be in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time.

(m)             To the Company’s Knowledge, no material support, funding, resources or assistance from any Governmental Entity has been received by the Company or any of its Subsidiaries during the six years prior to the date of this Agreement in connection with the development, design, testing, modification, manufacture, use, sale, reproduction, marketing, distribution, support or maintenance of any of the products or services offered, or contemplated to be offered, by the Company or any of its Subsidiaries. The Company and its Subsidiaries are in material compliance with all of the applicable terms of any such support, funding, resources or assistance, and are in material compliance with all applicable law in connection therewith, including in respect of Patent Rights arising out of, relating to, or developed in connection with any such support, funding, resources or assistance.

(n)               Definitions.

(i)                 “Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

(ii)               “Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company or any of its Subsidiaries by any third party.

(iii)             “Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, in whole or in part.

(iv)             “Company Registrations” means all Intellectual Property Registrations that are currently registered or filed in the name of the Company or any of its Subsidiaries, alone or jointly with others. “Company Registrations” does not include any Intellectual Property Registrations that have expired, been invalidated, been abandoned or which are not in force.

(v)               “Copyrights” means copyrights, registrations and applications for registration thereof, including moral rights of authors, and all works of authorship, including Software.

(vi)             “Customer Offerings” means (A) the products (including Software and Documentation) that the Company or its Subsidiaries (1) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (2) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six (6) years and (B) the services that the Company or its Subsidiaries (1) currently provides or makes available to third parties, or (2) has provided or made available to third parties within the previous six (6) years.

(vii)           “Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

(viii)         “Intellectual Property” means the following subsisting anywhere in the world:

(A)             Patent Rights;

(B)              registered trademarks and service marks, logos, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress (“Trademarks”), and all goodwill in the foregoing;

(C)              Copyrights;

(D)             Mask Works;

(E)              inventions, invention disclosures, statutory invention registrations, trade secrets, and know-how whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(F)               internet domain names.

(ix)             “Intellectual Property Registrations” means Patent Rights, Trademarks (other than unregistered trademarks, service marks and trade dress), registrations and applications for Copyrights and registrations and applications for Mask Works.

(x)               “Mask Works” means mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction.

(xi)             “Open Source Material” means any Software, Documentation or other material that (A) is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or (B) is distributed subject to a requirement that, as a condition of the modification, distribution or other use of such material, the licensee of such material grants, or purports to grant, to any third party, any rights or immunities under Intellectual Property owned by such licensee (including that require, as a condition of the modification, distribution or other use of such material, that any Software, Documentation or other material incorporated into, derived from or distributed with such material be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works or (3) redistributable at no charge or minimal charge).

(xii)           “Outbound License Agreements” means (a) non-exclusive licenses to the object code or non-confidential source code of Software (A) included in any product or service offered by the Company or any of its Subsidiaries or (B) to use any product or service offered by the Company or any of its Subsidiaries as a service, in each case (A) or (B), granted to customers (directly by the Company or its Subsidiaries or indirectly through third person partners acting as sublicensors, value added resellers, systems integrators, original equipment manufacturers, or other distributors or resellers of any kind), sublicensors, value added resellers, systems integrators, original equipment manufacturers, or other distributors or resellers of any kind, by the Company or any of its Subsidiaries in the Ordinary Course of Business, (b) licenses or other rights of use in respect of Trademarks to refer to a party as a customer or reseller and rights granted as part of corporate sponsorships, which licenses or rights are not material, and (c) confidentiality agreements that do not separately license any Intellectual Property but facilitate disclosure by the Company or a Company Subsidiary of confidential information and use of such confidential information by a third party for the limited purposes set forth in such confidentiality agreement.

(xiii)         “Patent Rights” means all unexpired patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

(xiv)         “Software” means computer software code, applications, utilities, libraries, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code, object code or executable form.

3.11          Contracts.

(a)                Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Material Contracts. As used in this Agreement, “Company Material Contract” means (i) any agreement or contract pursuant to which the Company and its Subsidiaries is reasonably likely to spend, in the aggregate, more than $250,000 with respect to any such agreement or contract during the current fiscal year or during the next fiscal year, (ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in any business material to the Company and its Subsidiaries, taken as a whole, anywhere in the world, (iii) any agreement or contract to which the Company or any of its Subsidiaries is a party involving research, development or the license of any Company Intellectual Property (other than non-exclusive licenses of Company Intellectual Property made in the Ordinary Course of Business), (iv) any agreement or contract to which the Company or any of its Subsidiaries is a party granting a right of first refusal, or right of first offer or comparable right with respect to any material Company Intellectual Property, (v) any agreement or contract to which the Company or any of its Subsidiaries is a party relating to a material joint venture, partnership or other material arrangement involving a sharing of profits, losses, costs or liabilities with another person, (vi) any agreement or contract which would be binding on an Affiliate of the Company or the Buyer or an Affiliate of the Buyer and (vii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries filed with the SEC on or following March 7, 2013 or included in the Exhibit List filed with the Company’s Form 10-K filed on the SEC’s EDGAR system on March 7, 2013. The Company has made available to the Parent a complete and accurate copy of each Company Material Contract. Each Company Material Contract is in full force and effect and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in material violation of or in material default under (nor does there exist any condition, which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under), nor will the consummation of the Merger and the other transactions contemplated by this Agreement result in any material violation of or material default under (x) any loan or credit agreement, note, bond, mortgage or indenture to which it is a party or by which it or any of its properties or assets is bound or (y) any Company Material Contract.

(b)               Other than such agreements that the Company has filed with or furnished to the SEC that are available in unredacted form on the SEC’s EDGAR system, Section 3.11(b) of the Company Disclosure Schedule sets forth a complete and accurate list of each agreement to which the Company or any of its Subsidiaries is a party or bound with any Affiliate of the Company (other than any person that is a direct or indirect wholly owned Subsidiary of the Company). Complete and accurate copies of all the agreements listed in Section 3.11(b) of the Company Disclosure Schedule have heretofore been made available to the Parent. Neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that has not been included in any Company SEC Documents filed prior to the date hereof and that would be subject to disclosure pursuant to Item 404 of Regulation S-K.

(c)                There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which the Company or any of its Subsidiaries is a party or is subject that has or would reasonably be expected to result in the effect of prohibiting or impairing the conduct of the business of the Company or any of its Subsidiaries as currently conducted. Neither the Company nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is now, or following the Effective Time the Parent or any of the Parent’s Affiliates (including the Company or any of its Subsidiaries) would be, restricted from selling, licensing or otherwise distributing any of their respective technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business, provided, that the foregoing shall not include any obligations of the Parent or any of the Parent’s Affiliates solely arising under agreements entered into prior to the Effective Time by the Parent or any of the Parent’s Affiliates (excluding the Company and its Subsidiaries).

(d)               Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to Intellectual Property of the Parent or any of the Parent’s Affiliates following the Closing, provided, that the foregoing shall not include any obligations of the Parent or any of the Parent’s Affiliates arising solely under agreements entered into prior to the Effective Time by the Parent or any of the Parent’s Affiliates (excluding the Company and its Subsidiaries).

3.12          Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties, assets or operations, including related to employees or benefits which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no judgments, orders or decrees outstanding against the Company or any of its Subsidiaries or any of their respective properties, assets or operations which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.13          Environmental Matters.

(a)                Except for such matters that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a material liability to the Company and any of its Subsidiaries as a whole:

(i)                 the Company and each of its Subsidiaries have at all times complied with, and is not currently in violation of, any applicable Environmental Laws;

(ii)               there is no Contamination of or at the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures);

(iii)             there was no Contamination caused by the Company or any of its Subsidiaries at the properties formerly owned, leased or operated by the Company or any of its Subsidiaries prior to or during the period of time such properties were owned, leased or operated by the Company or any of its Subsidiaries;

(iv)             neither the Company nor any of its Subsidiaries are subject to liability for a Release of any Hazardous Substance or Contamination on the property of any third party;

(v)               neither the Company nor any of its Subsidiaries have Released any Hazardous Substance into the environment that requires cleanup or remediation by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries would have other liability under applicable Environmental Laws;

(vi)             neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information except as has been resolved prior to the date of this Agreement, nor is the Company or any of its Subsidiaries aware of any pending or threatened notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries may be in violation of or liable under any applicable Environmental Law;

(vii)           neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability or obligation under any applicable Environmental Law or relating to Hazardous Substances (excluding any such indemnity or agreement set forth in any Company Lease);

(b)               For purposes of this Agreement, “Environmental Law” means any federal, state or local law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, including as it relates to human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c)                For purposes of this Agreement, “Contamination” means the presence of, or Release on, under, from or to, any property of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice.

(d)               For purposes of this Agreement, “Release” or “Released” means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance. The term “Release” shall include any threatened release.

(e)                For purposes of this Agreement, “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon; (iii) any infectious, biological or medical waste, including biohazards, radioactive materials and blood-borne pathogens; or (iv) any other substance which is the subject of regulatory action by any governmental jurisdiction pursuant to any Environmental Law.

3.14          Employee Benefit Plans.

(a)                Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (1) otherwise exempt from ERISA by that or another section, (2) maintained outside the United States or (3) individually negotiated or applicable only to one person, (ii) any other benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting agreements (except for agreements that provide for at will employment that can be terminated at minimal cost to the Company and the Company’s Subsidiaries or non-U.S. agreements that provide only what is legally required by applicable local law), severance agreements or pay policies, stay or retention bonuses or compensation, incentive programs or arrangements, patent award programs, sick leave, vacation pay, plant closing benefits, salary continuation or insurance for disability, consulting, or other compensation arrangements, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, and (iii) all other employee benefit plans, contracts, programs, funds or arrangements in respect of any employees, directors, officers or shareholders of the Company or any Subsidiary of the Company, in each case that are sponsored or maintained by the Company or any Subsidiary of the Company or with respect to which the Company or any Subsidiary of the Company has, within the last six years, made or been required to make payments, transfers or contributions or has or reasonably may be expected to have any liability (all of the above being hereinafter individually or collectively referred to as “Company Employee Plan” or “Company Employee Plans,” respectively). For purposes of this Agreement, (A) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (B) “ERISA Affiliate” means any entity that is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or, within the last six years, included the Company or a Subsidiary of the Company.

(b)               With respect to each Company Employee Plan, the Company has made available to the Parent a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the three most recent annual reports (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies that relate to employees, (vi) all employee handbooks for employees, (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code for the past two plan years and (viii) all correspondence to or from any Governmental Entity with respect to any Company Employee Plan within the last five years.

(c)                Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable domestic and foreign laws and the regulations thereunder and in accordance with its terms and each of the Company, the Company’s Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet). The Company, each Subsidiary of the Company, each ERISA Affiliate and each Company Employee Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Employee Plan required to have been submitted to the IRS or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, to the Knowledge of the Company, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability under ERISA, the Code or any other applicable law, other than to make contributions with respect to any Company Employee Plans in accordance with their terms and to pay benefits as required by the terms of any self-funded Company Employee Plans.

(d)               With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The assets of each Company Employee Plan that is funded are reported at their fair market value on the books and records of such Company Employee Plan.

(e)                All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination, advisory or opinion letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination, advisory or opinion letter has been revoked and revocation has not been threatened, and such determination letter, opinion letter or advisory letter has not expired as of the date hereof (or, in the case of an expired determination letter, the Company Employee Plan’s sponsor has a timely filed application for an updated determination letter pending with the Internal Revenue Service) and, to the Knowledge of the Company, no act or omission has occurred, that would materially and adversely affect its qualification or materially increase its cost.

(f)                None of the Company, the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “Multiemployer Plan” (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan subject to ERISA holds securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates. No Company Employee Plan is or is intended to be a “registered retirement savings plan,” “registered pension plan,” “deferred profit sharing plan,” or a “retirement compensation arrangement” as such terms are defined in the Income Tax Act (Canada).

(g)               Each Company Employee Plan (other than individual employment agreements, if any) is amendable and terminable unilaterally by the Company and any of the Company’s Subsidiaries that are a party thereto or covered thereby at any time without liability to the Company or any of its Subsidiaries as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any of its Subsidiaries from amending or terminating any such Company Employee Plan. The investment vehicles used to fund the Company Employee Plans may be changed at any time without incurring a sales charge, surrender fee or other similar expense.

(h)               No Company Employee Plan or other contract, agreement, plan or arrangement covering any one or more individuals contains any provision or is subject to any applicable law that, as a result of the transactions contemplated by this Agreement or upon related, concurrent or subsequent employment termination, (i) would increase, accelerate or vest any compensation or benefit, (ii) require severance, termination or retention payments, (iii) provide any term of employment or compensation guaranty, (iv) forgive any indebtedness, (v) require or provide any payment or compensation that may be treated as an “excess parachute payment” under Section 280G of the Code (and no such payment or compensation has previously been made), (vi) promise or provide any tax gross ups or indemnification, whether under Sections 280G or 409A of the Code or otherwise or (vii) measure any values of benefits on the basis of any of the transactions contemplated hereby. No stockholder, employee, officer or director of the Company has been promised or paid any bonus or incentive compensation related to the transactions contemplated hereby. The Company has made available to the Parent the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the Merger or any of the other transactions contemplated by this Agreement for which the Company or the Parent may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the Merger or any of the other transactions contemplated by this Agreement.

(i)                 No employee, director or manager, or former employee, director or manager (or beneficiary of any of the foregoing) of the Company or any of its Subsidiaries is entitled to receive any welfare benefits, other than severance benefits and death benefits provided under a qualified retirement plan but including other death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as required by applicable law and there have been no written or oral commitments inconsistent with the foregoing.

(j)                 Each Company Employee Plan and any other payment or arrangement subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005 and has been in documentary compliance with Section 409A of the Code since January 1, 2009, and no person has a right to any gross up or indemnification from the Company or any of its Subsidiaries with respect to any such Company Employee Plan, payment or arrangement subject to Section 409A of the Code. No stock option or equity unit option granted under any Company Stock Plan had an exercise price that was less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. The Company’s past and current stock option grant practices (i) have complied with all applicable Company Stock Plans, stock exchange rules, and applicable laws, (ii) have been fairly presented in accordance with GAAP in the Company’s financial statements, and (iii) are not and have not been the subject of any internal investigation, review, or inquiry. The Company has not granted, and there is no and has been no Company policy or practice to grant, stock options prior to, or otherwise coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or their financial results or prospects.

(k)               There are no pending claims (other than routine benefit claims and proceedings with respect to qualified domestic relations orders) or lawsuits that have been asserted or instituted by, against or relating to, any Company Employee Plans (including any such claim or lawsuit against any fiduciary of any such Company Employee Plan), nor, to the Knowledge of the Company, is there any basis for any such claim or lawsuit. No Company Employee Plans are or have been under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Entity (including the IRS and the United States Department of Labor) since January 1, 2011. No voluntary or required corrections procedures are in progress, under internal or governmental review, or contemplated, and no corrections procedures have been filed with any Governmental Entity since January 1, 2011.

(l)                 With respect to each Company Employee Plan that is subject to the laws of any jurisdiction outside of the United States (a “non-U.S. Plan”), the non-U.S. Plan (i) has been maintained in all material respects in accordance with its terms and with all applicable laws, (ii) if intended to qualify for special Tax treatment meets all requirements for such treatment, (iii) is fully funded, has been fully accrued for on the Company Balance Sheet, or if not previously fully funded, will be fully funded as of the Closing Date (including with respect to benefits not then vested), except to the extent the Parent otherwise agrees, and (iv) if required to be registered has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities.

3.15          Compliance With Laws, Including Anti-Bribery Laws.

(a)                During the six (6) years prior to the date of this Agreement, the Company and each of its Subsidiaries has complied in all material respects with, and is not in violation in any material respect of, any applicable provisions of any statute, law or regulation (including statutes, laws and regulations regarding information privacy) with respect to the conduct of its business, the ownership or operation of its properties or assets or the marketing, sale or promotion of any of the Company’s or any of its Subsidiaries’ products. During the six (6) years prior to the date of this Agreement, none of the Company or any of its Subsidiaries has received any notice alleging any material violation with respect to any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except as has been resolved prior to the date of this Agreement.

(b)               Neither the Company nor any of its Subsidiaries nor any of their Agents, has at any time taken any action in violation of Anti-Bribery Laws, including, corruptly making, offering, authorizing or promising to make, offer or authorize, directly or indirectly any payment, contribution, gift, advantage, business courtesy, bribe, rebate, kickback or any other thing of value, regardless of form or amount, to any person or non-U.S. political party to obtain or retain business, to induce the recipient to act improperly, to obtain an improper competitive advantage for any party, with the Knowledge that its offer or receipt is improper, to reward the recipient for improper behavior, or to improperly induce or reward favorable treatment in obtaining or retaining business. Further, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their Agents, has at any time corruptly or improperly accepted, received or solicited anything of material value in connection with the Company’s or any of its Subsidiaries’ business. Additionally, the Company represents and warrants that it and each of its Subsidiaries conducts, and has at all times conducted, its business in compliance in all material respects with Anti-Bribery Laws. The Company furthermore represents and warrants that none of its or any of its Subsidiaries’ principals, directors, officers or employees, or to the Company’s Knowledge, its stockholders, is an official, agent, employee or representative of any national, provincial or local government, wholly or partially foreign government-owned or foreign government-controlled entity, foreign political party, foreign political candidate or public international organization.

(c)                For the purposes of this Section 3.15:

(i)                 “Agent” means, with respect to an entity, any director, officer, employee or other representative of such entity, any person for whose acts it may be vicariously liable and any other person that acts for or on behalf of, or provides services for or on behalf of, it, in each case, whilst acting in his capacity as such.

(ii)               “Anti-Bribery Laws” means, to the extent applicable to the Company, any of its Subsidiaries or any of their respective Agents, from time to time, the U.S. Foreign Corrupt Practices Act 1977, as amended, any rules and regulations thereunder, and 18 U.S.C. § 201, and any rules and regulations thereunder; the U.K. Anti-Terrorism, Crime and Security Act 2001 and the U.K. Bribery Act 2010; and any similar anti-corruption laws or regulations to the extent that they are applicable to the Company, any of its Subsidiaries or any of their respective Agents.

3.16          Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted and that are material to the Company and its Subsidiaries taken as a whole (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits in all material respects. No Company Permit shall cease to be effective as a result of the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.17          Labor Matters.

(a)                The Company has made available to the Parent a complete and accurate list of all employees of the Company and each of its Subsidiaries, along with the position and the annual base salary of each such person. Within the past three years, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union, trade union, works council or other labor organization. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union, trade union, works council or other labor organization. No trade union has applied to have the Company or its Subsidiaries declared a common or related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Company or its Subsidiaries carries on business.

(b)               There is no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has breached or violated in any material respect any (i) applicable law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such law respecting employment discrimination, employee classification (for overtime purposes or as employee versus independent contractor), workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, or (ii) employment agreement; and no claims, controversies, investigations, audits or suits are pending or, to the Knowledge of the Company, threatened, with respect to such laws or agreements, either by private individuals or by Governmental Entities.

(c)                To the Company’s Knowledge, all persons employed in the United States are citizens or permanent residents. Section 3.17(c) of the Company Disclosure Schedule sets forth a true, correct and complete list and description of all expatriate contracts that the Company or any Subsidiary of the Company has in effect with any employee and all employment contracts and independent contractor arrangements covering any individuals providing services outside the country in which they are nationals. Each employee of the Company or any Subsidiary of the Company working in a country other than one of which such employee is a national has a valid work permit, certificate of sponsorship, visa, or other right under applicable law that permits him or her to be employed lawfully by the Company or the applicable Subsidiary of the Company in the country in which he or she is so employed.

(d)               No employee of the Company or any of its Subsidiaries (i) has an employment or retention agreement with the Company or any of its Subsidiaries, (ii) to the Company’s Knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (iii) in the case of any key employee or group of key employees, has given notice to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.

(e)                The Company has made available to the Parent a complete and accurate list of all independent contractors and consultants currently engaged by the Company or any of its Subsidiaries, along with the position, date of retention and rate of remuneration for each such person. None of such independent contractors or consultants is a party to a written agreement or contract with either the Company or any of its Subsidiaries. Each such independent contractor and consultant has entered into an agreement containing confidentiality and assignment of inventions provisions with the Company or any of its Subsidiaries, a copy or form of which has previously been made available to the Merger Sub. There are no independent contractors or consultants who have provided services to the Company or any of its Subsidiaries for a period of at least six consecutive months.

(f)                Neither the Company nor any of its Subsidiaries nor any director, officer or other key employee of the Company or any of its Subsidiaries has any existing undisclosed contractual relationship with the Company or any of its Subsidiaries. To the Company’s Knowledge, no director, officer or other key employee of the Company or any of its Subsidiaries owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business similar or competitive to the business of the Company.

(g)               The Company and each of its Subsidiaries are in material compliance with respect to their requirements to withhold and pay to the appropriate Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from their respective employees and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(h)               Since January 1, 2011, neither the Company nor any of its Subsidiaries has caused (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act (“WARN Act”) affecting any site of employment or one or more operating units within any site of employment of the Company or any Subsidiary of the Company or (ii) a mass layoff as defined in the WARN Act, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local law since January 1, 2011. No employee of the Company or any of its Subsidiaries at a U.S. facility with sufficient numbers of employees to be covered by the WARN Act has suffered an employment loss as defined in the WARN Act within the ninety (90) day period ending on the Closing Date.

(i)                 There is no term of employment for any employee working outside the United States that provides that a change in control of the Company or any Subsidiary of the Company shall entitle such individual (i) to treat the change of control as a breach of any contract, (ii) to any payment, benefit or change of terms of employment (whether or not conditioned upon the occurrence of any other event) or (iii) to treat himself or herself as redundant or released from any obligation to his or her employer. Neither the Company nor any Subsidiary of the Company has any material liability to any present or former employee or independent contractor of any of them, or any representative therefor, for the payment of employment tribunal compensation, damages, a redundancy payment, a protective award, severance or any similar payment or award, nor is the Company or any Subsidiary of the Company under any obligation to provide or continue any benefit (including the provisions of a reference) to any such individual either pursuant to or as a consequence of failing to comply with any applicable law or contract. No contractor, manufacturer or supplier used by or under contract with the Company or any Subsidiary of the Company is in violation in any material respect of any applicable law relating to labor or employment matters that would reasonably be expected to result in material liability to the Company or any Subsidiary of the Company. Except in the case of employees in Canada whose contract limits them to statutory entitlements under applicable law, or except as set forth in Section 3.17(i) of the Company Disclosure Schedule in the case of employees with contractual notice or severance entitlements that are in excess of statutory entitlements under applicable law, no employee of the Company or its Subsidiaries in Canada has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by applicable law from the employment of an employee without an agreement as to notice or severance.

(j)                 Neither the Company nor any Subsidiary of the Company has breached or violated in any material respect any applicable law concerning employer contributions to any trade union, housing, unemployment, retirement, bonus and welfare funds and all other funds to which an employer is required by non-U.S. law to contribute. The Company and each Subsidiary of the Company has entered into, and not materially breached or violated, any employment contracts, individual labor contracts, collective labor contracts and similar contracts required by applicable non-U.S. laws, and the Company has made available to the Parent prior to the date of this Agreement true, complete and correct copes of all employment contracts, individual labor contracts, collective labor contracts and similar contracts to which the Company or any Subsidiary of the Company is a party.

(k)               Neither the Company nor any of its Subsidiaries has incurred, and no circumstances exist under which either Company or any of its Subsidiaries could incur, any material liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

3.18          Insurance. Each of the Company and its Subsidiaries maintains insurance policies (the “Insurance Policies”), including insurance covering directors and officers for securities law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of the Merger or any of the other transactions contemplated by this Agreement. The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has delivered to the Company a written notice cancelling or generally disclaiming liability under any such policy or indicating any intent to do so or not to renew any such policy.

3.19          Rights Agreement. The rights granted under the Company Rights Plan shall expire by their terms immediately prior to the Effective Time in accordance with the provisions of Section 7 and Section 1(u)(iv) of the Company Rights Plan.

3.20          Opinion of Financial Advisor. The financial advisor of the Company, Craig-Hallum Capital Group, LLC (the “Financial Advisor”), has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, a copy of which will be delivered to the Parent as soon as possible on or following the date hereof.

3.21          Section 203 of the DGCL Not Applicable. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” with an “interested stockholder” (each as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

3.22          Brokers; Schedule of Fees and Expenses.

(a)                No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement, except the Financial Advisor and Bowen Advisors, Inc., whose fees and expense shall be paid by the Company. The Company has made available to the Parent a complete and accurate copy of all agreements pursuant to which the Financial Advisor is entitled to any fees and expenses in connection with the Merger or any of the other transactions contemplated by this Agreement.

(b)               Section 3.22(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the fees and expenses paid up to the date of this Agreement and any broker’s, finder’s, financial advisor’s or other similar fee or commission to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the Merger or any of the other transactions contemplated by this Agreement.

3.23          Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act of 2002.

(a)                The Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b)               The Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c)                Since January 1, 2011 through the date of this Agreement, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(d)               Neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including any certifications required by Section 906 of the Sarbanes-Oxley Act of 2002.

(e)                The Company has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company. There is no loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

3.24          Government Funding Agreements.

(a)                Definitions:

(i)                 “Government Funding Agreement” means each grant, contract, loan, cooperative agreement, guarantee or other transaction arrangement or agreement, or any modification of any of the foregoing between the Company or any of its Subsidiaries and a Governmental Entity, any prime awardee, grantee or contractor, or subawardee, subgrantee or subcontractor in circumstances under which the Company is acting as a subcontractor, subawardee or subgrantee, in effect at any time during the six (6) years prior to the date of this Agreement.

(ii)               “Government Funding Proposal” means each proposal, application, quotation, bid or tender submitted by or on behalf of the Company or any of its Subsidiaries that, if accepted or awarded, could lead to a Government Funding Agreement at any tier.

(b)               Within the six (6) years prior to the date of this Agreement: (i) the Company and its Subsidiaries have complied in all material respects with the applicable terms and conditions of each Government Funding Agreement and Government Funding Proposal, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law, ordinance, rule or regulation therein or applicable thereto; (ii) all invoices, claims, data, representations and certifications submitted by the Company or any of its Subsidiaries with respect to any Government Funding Agreement or Government Funding Proposal were truthful and complied with all applicable material requirements pertaining thereto as of their effective date (and updated as required) and the Company and its Subsidiaries have materially complied with all such representations and certifications; (iii) no rescission, termination, cure notice, stop work notice, show cause notice or notice declining to exercise an option specified in a Government Funding Agreement has been issued, or, to the Knowledge of the Company, is threatened or expected, with respect to any Government Funding Agreement or Government Funding Proposal; (iv) neither any Governmental Entity nor any higher-tier contractor, grantee or awardee or other person has notified the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened, that the Company or any of its Subsidiaries has materially breached or violated any applicable law, ordinance, rule, regulation, certification, representation, clause, provision or requirement pertaining to any Government Funding Agreement or Government Funding Proposal; and (v) no money due to or claimed by the Company or any of its Subsidiaries has been withheld or set-off or subject to any notice of non-payment or, to the Company’s Knowledge, subject to any proposed or attempted withholding, set-off or non-payment.

(c)                Neither the Company nor any of its Subsidiaries, nor any of their respective directors, managers, officers or employees is or has been during the six (6) years preceding the date of this Agreement, under administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, mischarging, misstatement or omission arising under or relating to any Government Funding Agreement or Government Funding Proposal; to the Knowledge of the Company no such investigation, indictment, information, audit or inspection has been threatened; and during the six (6) years preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has made any mandatory or voluntary disclosure to any Governmental Entity, or failed to make any mandatory disclosure to a Governmental Entity with respect to alleged overpayment, irregularity, misstatement, omission or noncompliance arising under or relating to a Government Funding Agreement or Government Funding Proposal, or any law, ordinance, rule or regulation applicable thereto.

(d)               There are (i) no financing or guarantor arrangements with respect to any Government Funding Agreement; (ii) no outstanding material claims, disputes or proceedings between the Company or any of its Subsidiaries and any Governmental Entity or between the Company or any of its Subsidiaries or any Governmental Entity, on one hand, and any higher-tier contractor, grantee, awardee, subcontractor, subgrantee, subawardee or vendor or other third party, on the other hand, arising under or relating to any Government Funding Agreement or Government Funding Proposal; (iii) no unresolved protests or other proceedings challenging any Government Funding Proposal or the award of or the Company’s or any of its Subsidiaries’ eligibility for any Government Funding Agreement; and (iv) no facts known to Company upon which such a claim, dispute, proceeding or protest is reasonably likely to be asserted in the future. The Company and its Subsidiaries have no interest or stake in any such pending or likely claim.

(e)                The Company and its Subsidiaries have properly and timely made such reports or notifications with respect to, and properly marked, Intellectual Property, technical data and/or computer software as may be required under the terms of any applicable Government Funding Agreement to perfect or preserve the rights, title and interests of the Company and any of its Subsidiaries therein, and have materially complied with all applicable contractual and/or regulatory requirements with respect to such Intellectual Property, technical data and/or computer software.

(f)                Neither the Company, nor any of its Subsidiaries, nor any of their respective directors, managers, officers or employees has, while employed by the Company, solicited, received or possessed any competitor or government proprietary or procurement sensitive information in violation of laws relating to the integrity of public contracting or grant awards, or under circumstances where, to the Knowledge of the Company, such receipt or possession was unlawful or unauthorized.

(g)               Neither the Company, nor any of its Subsidiaries, nor any of their respective current or former directors, managers, officers or employees (i) is or within the past six (6) years has been, while employed by the Company, suspended, debarred, excluded or proposed for debarment or exclusion from eligibility for any program of a Governmental Entity, or has been declared nonresponsible or ineligible for any Government Funding Agreement, and no circumstances exist that reasonably would be expected to result in the institution of suspension, debarment or exclusion proceedings or a finding of nonresponsibility or ineligibility of the Company, any of its Subsidiaries or any such current or former director, manager, officer or employee; or (ii) is or has been in material violation while employed by the Company of (A) any administrative agreement or consent agreement with any Governmental Entity relating to eligibility to participate in Government Funding Agreements or Government Funding Proposals activities or (B) the False Claims Act, 31 U.S.C. §§ 3729-3733, 18 U.S.C. § 287, or comparable state or local laws.

(h)               No current employee of the Company or any of its Subsidiaries involved in the bidding for or performing, administering or billing of any Government Funding Agreement has expressly advised the Company or any of its Subsidiaries of any perceived illegality in connection with the Company’s or any of its Subsidiaries’ policies or practices in bidding for or performing, administering or billing any Government Funding Agreement.

(i)                 Neither the Company nor any of its Subsidiaries has received any notice from a Governmental Entity asserting a potential organizational conflict of interest as described under part 9.5 of the Federal Acquisition Regulation, or except as otherwise disclosed agreed to refrain from participating in any Government Funding Agreement or Government Funding Proposal for purposes of mitigating any such actual or perceived organizational conflicts of interest violation.

(j)                 Section 3.24(j) of the Company Disclosure Schedule identifies by description or inventory number and Government Funding Agreement all equipment, property, fixtures and software (“Property”) acquired under a Government Funding Agreement, or loaned, bailed or otherwise furnished to or held by the Company or any of its Subsidiaries (or by third parties on behalf of the Company or any of its Subsidiaries) by or on behalf of a Governmental Entity as of the date stated therein. There are no outstanding loss, damage or destruction reports that have been or should have been submitted to any Governmental Entity in respect of any such Property. No such Property has been transferred or disposed of except in accordance with applicable contractual requirements and laws, ordinances, rules and regulations.

(k)               No Government Funding Agreements were awarded or extended under or in reliance upon any small, minority, disadvantaged, woman-owned, veteran-owned, disabled-person-owned or any other size-based or socioeconomic status relating to or asserted by the Company or any of its Subsidiaries.

(l)                 Neither the Company nor any of its Subsidiaries holds a facility clearance, or has any business or contractual obligation for which any security clearance is required, or has submitted any pending offer or proposal that asserts the Company’s eligibility to access or maintain classified information. To the extent that the Company or any of its Subsidiaries has held a facility clearance at any time during the past three (3) years, Section 3.24(l) of the Company Disclosure Schedule indicates the entities and/or facilities that have been covered by such facility clearance(s) and, if applicable, the termination date(s) of such facility clearance(s). The Company and each of its Subsidiaries have timely submitted all material reports, notices, and disclosures required under the National Industrial Security Program Operating Manual and have received no notices of deficiencies with respect to the administration of or compliance with requirements relating to any security clearance.

(m)             The Company and its Subsidiaries have timely submitted any and all notices, reports, disclosures, certifications or other communications required under or in connection with any Government Funding Agreement or Government Funding Proposal, including without limitation, reports of price reductions as may be required under GSAR 552.238-75, and disclosure of any matter subject to mandatory disclosure under FAR 52.203-13 or for which non-disclosure may provide a basis for suspension or debarment under FAR 9.406-2 or 9.407-2.

3.25          Export Control.

(a)                The Company and each of its Subsidiaries is and has been for the past five (5) years in material compliance with all applicable laws, ordinances, rules and regulations and executive orders of any Governmental Entity relating to the import or export of goods, technology or services or trading embargoes or other trading restrictions, including without limitation, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Administration Regulations, the International Economic Emergency Powers Act and executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and comparable foreign laws, ordinances, rules and regulations (collectively, “Export Control Laws”), including all applicable regulations pertaining to the disclosure of controlled technical information to foreign persons wherever located and/or the provision of access to such technical information by such foreign persons, and has maintained a program to facilitate such compliance, including training, technology assessment and classification, transaction screening, license compliance tracking, export clearance and recordkeeping measures. Neither the Company nor any of its Subsidiaries has received any notice from any person alleging that the Company or any of its Subsidiaries is not in compliance with, or has liability under, such Export Control Laws.

(b)               The Company and each of its Subsidiaries has obtained and complied in all material respects with all licenses, agreements, authorizations, license exceptions or exemptions required for their respective exports of articles or technology or provision of services.

(c)                During the five (5) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, made any mandatory or voluntary disclosure, declined to make a voluntary disclosure with respect to known violation of Export Control Laws or failed to make any mandatory report or disclosure to any Governmental Entity pursuant to Export Control Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PARENT AND THE MERGER SUB

The Parent and the Merger Sub each represents and warrants to the Company as follows:

4.1              Organization, Standing and Power. Each of the Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder.

4.2              Authority; No Conflict; Required Filings and Consents.

(a)                Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Parent and the Merger Sub and the consummation by the Parent and the Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of the Parent and the Merger Sub (other than the adoption of this Agreement by the Parent in its capacity as the sole stockholder of the Merger Sub, which shall occur prior to the Closing Date). This Agreement has been duly executed and delivered by each of the Parent and the Merger Sub and constitutes the valid and binding obligation of each of the Parent and the Merger Sub, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)               The execution and delivery of this Agreement by each of the Parent and the Merger Sub do not, and the consummation by the Parent and the Merger Sub of the Merger and the other transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Parent or the Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Parent or the Merger Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (iii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Merger Sub or any of their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder.

(c)                No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with any Governmental Entity is required by or with respect to the Parent or the Merger Sub in connection with the execution and delivery of this Agreement or the consummation by the Parent or the Merger Sub of the Merger or any of the other transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) required filings under the Securities Act and the Exchange Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable “takeover” or state securities laws, and (iv) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder.

4.3              Information Provided. The information to be supplied in writing by or on behalf of the Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Parent or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Parent or should occur, the Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.4              Sufficient Funds. The Parent and the Merger Sub will have all of the funds available as and when needed that are necessary to enable them to pay the aggregate Merger Consideration in full as well as to make all other required payments payable in connection with the Merger and the other transactions contemplated hereby.

4.5              Litigation. There is no material action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Parent, threatened against or affecting the Parent, the Merger Sub or any of their respective Subsidiaries which would, individually or in the aggregate, reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder.

4.6              Interim Operations of the Merger Sub. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not engaged in any other business activities and has conducted its operations only as contemplated hereby.

4.7              Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Parent, the Merger Sub or any of their respective Subsidiaries or Affiliates, except Evercore Group L.L.C., whose fees and expenses shall be paid by the Parent.

4.8              Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with any investigation by the Parent and Merger Sub of the Company and the Company’s Subsidiaries, the Parent and Merger Sub have received or may receive from the Company and/or the Company’s Subsidiaries and/or other persons on behalf of the Company certain estimates, projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. The Parent and Merger Sub acknowledge that there are uncertainties inherent in all such estimates, projections, forward-looking statements and other forecasts and plans, that the Parent and Merger Sub are familiar with such uncertainties, that the Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forward-looking statements and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forward-looking statements, forecasts or plans), and that the Parent and Merger Sub shall have no claim against the Company, any of its Affiliates or any other person with respect thereto. Accordingly, the Parent and Merger Sub acknowledge that neither the Company nor any other person on behalf of the Company makes any representation or warranty with respect to such estimates, projections, forward-looking statements, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE V

CONDUCT OF BUSINESS

5.1              Conduct Prior to Effective Time. Except as expressly consented to in writing by the Parent, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply in all material respects with all applicable laws, rules and regulations (including its obligations to make filings with the SEC), and use reasonable best efforts, consistent with past practices, to maintain and preserve its and each of its Subsidiaries’ business organization, assets, and properties, make reasonably available the services of its present officers and employees (subject to any separation or termination of employment in the Ordinary Course of Business) and preserve its material business relationships with customers, strategic partners, suppliers, distributors and others having material business dealings with it to the end that its goodwill and ongoing business shall be unimpaired in all material respects at and after the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as specifically set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Parent, provided that in the case of paragraphs (e), (f), (i), (j), (k), (l), (m), (n), (p), (q), (r) and (s) below, such prior written consent of the Parent shall not be unreasonably withheld or conditioned:

(a)                (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities except, in the case of this clause (iii), for (A) the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required under the terms of such Company Stock Options as in effect on the date hereof; or (B) from former employees, directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries;

(b)               issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options to the extent outstanding on the date of this Agreement in accordance with their present terms.

(c)                amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(d)               acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and components in the Ordinary Course of Business;

(e)                except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries;

(f)                sell, dispose of, license, or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or Intellectual Property or any assets or the stock of any Subsidiaries), except sales of inventory or licenses of software in the Ordinary Course of Business and transfers among the Company and its directly or indirectly wholly owned Subsidiaries;

(g)               amend, alter, or terminate the Company Rights Plan, make any determination that the Parent or the Merger Sub is an Adverse Person under the Company Rights Plan, take any other action that would cause the rights granted under the Company Rights Plan not to expire immediately prior to the Effective Time, or adopt any new stockholder rights plan;

(h)               except for a confidentiality agreement or as otherwise contemplated or permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

(i)                 (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company in the Ordinary Course of Business) or capital contributions to, or investments in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices, exchange rates or interest rates;

(j)                 make any individual capital expenditure or other expenditure with respect to property, plant or equipment in excess of $100,000, or make capital expenditures or other expenditures with respect to property, plant or equipment in excess of $500,000 in the aggregate for the Company and its Subsidiaries, taken as a whole;

(k)               make any material change in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(l)                 pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement;

(m)             materially modify, materially amend or terminate any contract to which the Company or any of its Subsidiaries is party that is material to the Company and its Subsidiaries taken as a whole or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its Subsidiaries);

(n)               enter into any contract that is material to the Company and its Subsidiaries taken as a whole, except in connection with the sale of inventory, provision of services or licensing of software to end user customers pursuant to Outbound License Agreements in each case in the Ordinary Course of Business;

(o)               except as (1) required to comply with applicable law or pursuant to agreements, plans or arrangements existing on the date hereof, (2) specifically required elsewhere in this Agreement or (3) disclosed in Section 5.1(o) of the Company Disclosure Schedule, (i) adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan or (v) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(p)               hire any new employees, except to fill a vacancy (including current vacancies set forth in Section 5.1(p) of the Company Disclosure Schedule);

(q)               make or change any Tax election, change an annual accounting period, file any amendment to any Tax Return, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(r)                 initiate, compromise or settle any material litigation or arbitration proceeding other than in the Ordinary Course of Business;

(s)                open or close any facility or office or enter into or amend any lease for real property;

(t)                 fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(u)               fail to pay accounts payable and other obligations in the Ordinary Course of Business; or

(v)               authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would materially impair the ability to satisfy, or prevent the satisfaction of, any condition in Article VII of this Agreement.

5.2              Confidentiality. The parties acknowledge that the Parent and the Company have previously executed a non-disclosure agreement, dated as of March 5, 2012 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1              No Solicitation.

(a)                Except as set forth in this Section 6.1, the Company and each of its Subsidiaries shall not and shall cause each of the directors and officers of the Company or any of its Subsidiaries not to, and shall not authorize and shall otherwise use its reasonable best efforts to cause its or their employees, investment bankers, attorneys, accountants or other advisors, agents or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors, agents and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)                 solicit, initiate, propose, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including (A) approving any transaction under Section 203 of the DGCL, (B) approving any person becoming an “interested stockholder” under Section 203 of the DGCL and (C) amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock; or

(ii)               enter into, continue or otherwise participate in any communications, discussions or negotiations regarding, furnish to any person any information or data with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing, prior to the receipt of the Company Stockholder Approval (the “Specified Time”), the Company may, in response to a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that did not result from a breach by the Company of this Section 6.1, and where the Company Board determines in good faith after consultation with its outside counsel and independent financial advisor that such Acquisition Proposal is, or could reasonably likely lead to, a Superior Proposal and that the failure to take such action would be inconsistent with the fiduciary obligations of the Company Board, and not earlier than twenty-four (24) hours after providing the notice contemplated by 6.1(c), (x) furnish information or data with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement with terms that are not materially less restrictive of the other party than the terms of the Confidentiality Agreement and (y) participate in and facilitate discussions or negotiations with such person and its Representatives regarding such Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by the Company; provided that no breach of this Section 6.1(a) shall result solely from the Company or its Representatives informing any person of the specific restrictions of this Section 6.1.

(b)               Neither the Company Board nor any committee thereof shall:

(i)                 except as set forth in this Section 6.1(b), withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to the Parent or the Merger Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger;

(ii)               except as permitted by and in accordance with Section 8.1(d)(ii), cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Acquisition Agreement”) constituting or relating to, or that could reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in 6.1(a) entered into in the circumstances referred to in 6.1(a)); or

(iii)             except as permitted by and in accordance with Section 8.1(d)(ii), adopt, authorize, approve or recommend, or publicly propose to adopt, authorize, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, provided the Company shall not have breached its obligations under Section 6.1(a), the Company Board may withdraw or modify the recommendation by the Company Board or any committee thereof of this Agreement or the Merger in circumstances where the Company Board has determined that a Superior Proposal is outstanding, if (A) (1) the Company Board determines in good faith, after consultation with its outside counsel and an independent financial advisor, that its fiduciary obligations require it to do so, but only at a time that is prior to the Specified Time and is after the second (2nd) business day following the Parent’s receipt of written notice (an “Adverse Recommendation Notice”) advising the Parent that the Company Board desires to withdraw or modify the recommendation and provide with such Adverse Recommendation Notice a summary of the material terms and conditions of such Superior Proposal (and the manner and timing in which it intends to do so) (such two business day period, the “Notice Period”), and (2) if requested by the Parent, the Company provides the Parent with a reasonable opportunity during the Notice Period to make adjustments in the terms and conditions of this Agreement and negotiates in good faith with the Parent with respect thereto during the Notice Period, in each case as would enable the Company Board or committee thereof to proceed with its recommendation in favor of this Agreement or the Merger, and (B) (1) such withdrawal is due to the existence of a Superior Proposal, and the Company has complied with the requirements of Section 6.1(c), including specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (2) if the Parent shall have, at or prior to the end of the Notice Period, made an offer that would, upon the Company’s acceptance, be binding on the Parent and Merger Sub, the Company Board determines in good faith (after consultation with its financial and legal advisors) that such Superior Proposal continues to be a Superior Proposal as defined below. Any material changes to the financial terms or any material change to other material terms of such Superior Proposal occurring prior to the Company Board’s effecting a Company Adverse Recommendation Change pursuant to this Section 6.1(b) shall require the Company to provide to the Parent a new Adverse Recommendation Notice and a new Notice Period and to comply with the requirements of this Section 6.1(b) with respect to each such Adverse Recommendation Notice. In addition, and notwithstanding the foregoing, at any time prior to the Specified Time, the Company Board may in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Company Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), withdraw or modify its recommendation of this Agreement or the Merger if the Company Board has concluded in good faith, after consultation with its outside counsel and independent financial advisor, that, in light of such Intervening Event, the failure to take such action would be inconsistent with the fiduciary obligations of the Company Board; provided that, the Company Board shall not be entitled to take such action pursuant to this sentence unless the Company has (x) provided to the Parent at least three business days’ prior written notice advising the Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such three business day period, if requested by the Parent, engaged in good faith negotiations with the Parent to amend this Agreement in such a manner that obviates the need for taking such action as a result of the Intervening Event. Any Company Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Company Board, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

(c)                The Company shall as promptly as practicable (and in any event within 1 business day of receipt) advise the Parent orally, with written confirmation to follow, of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. The Company shall (i) keep the Parent reasonably informed, on a current basis, of any material change in the status and details (including any material change to the terms, with any change in price being deemed to be material) of any such Acquisition Proposal or inquiry, (ii) provide to the Parent as promptly as practicable (and in any event within 1 business day) after receipt or delivery thereof copies of all material documents sent or provided to the Company or its Representatives, including those provided by electronic mail, from any third party in connection with any Acquisition Proposal or sent or provided by the Company or its Representatives to any third party in connection with any Acquisition Proposal (except to the extent previously furnished to the Parent) and (iii) if the Parent shall make a counterproposal, consider in good faith the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Superior Proposal or inquiry, the Company shall furnish a copy of such information to the Parent (except to the extent previously furnished to the Parent).

(d)               Nothing contained in Section 6.1 shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, in no event shall the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.1(b).

(e)                The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all communications, discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

(f)                For purposes of this Agreement:

“Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 15% of its outstanding equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the outstanding equity securities of the Company or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger and the other transactions contemplated by this Agreement.

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire 50% or more of the outstanding equity securities or substantially all of the assets of the Company, pursuant to a tender or exchange offer, a merger, consolidation or other business combination or a sale of its assets, (i) on terms which the Company Board determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger and the other transactions contemplated by this Agreement (after consultation with its independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Parent to amend the terms of this Agreement that would, upon the Company’s acceptance, be binding on the Parent and Merger Sub) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.

6.2              Proxy Statement. The Company, in cooperation with the Parent, shall use reasonable best efforts to, within 20 calendar days after the date of this Agreement, prepare and file with the SEC the Proxy Statement. The Company shall respond to any comments of the SEC or its staff as promptly as practicable. The Company shall use reasonable best efforts to cause the definitive Proxy Statement to be mailed to its stockholders as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or, if the SEC does not deliver any such comments on or before the tenth calendar day following the filing of the Proxy Statement or otherwise advise on or before such tenth calendar day that it shall provide comments, as promptly as practicable following such tenth calendar day; provided, however, that the Company shall not be required to mail the Proxy Statement prior to the expiration of any Notice Period. The Company shall notify the Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide the Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by the Parent. The Parent will furnish in writing to the Company in a timely manner the information relating to the Parent and Merger Sub required to be set forth in the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

6.3              Nasdaq Quotation. The Company agrees to use reasonable best efforts to continue the quotation of the Company Common Stock on The Nasdaq Stock Market during the term of this Agreement.

6.4              Access to Information. The Company shall, and shall cause each of its Subsidiaries and the Company’s and such Subsidiaries’ Representatives to, afford to the Parent and its Representatives reasonable access, at all reasonable times, during the period prior to the Effective Time, to all of the Company’s and any of its Subsidiaries’ properties, books, records, contracts, commitments and personnel and shall furnish the Parent all financial, operating and other data and information as the Parent may reasonably request. Unless otherwise required by law, the Parent will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. Without limiting the generality of the foregoing, the Company shall, within three business days of any request therefor, provide to the Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). The Company shall use reasonable best efforts to secure for the Company access to and copies of the workpapers of its independent public accountants. Neither the Company nor any Subsidiary of the Company shall be required to provide access to or to disclose information where such access or disclosure would contravene any agreement, applicable law or order, decree or ruling of a Governmental Entity, or would reasonably be expected to violate or result in the loss or impairment of any attorney-client or work product privilege. The parties will use reasonable best efforts to make appropriate substitute disclosure arrangement under circumstances in which the restrictions of the preceding sentence apply. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in the Agreement or the conditions to the obligations of the parties to consummate the Merger. Notwithstanding the foregoing, neither the Parent nor any of its Representatives shall initiate contact with any of the Company’s customers, suppliers, other business partners or consultants regarding the Company or its business, unless in each case the Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld or conditioned. Nothing herein shall prohibit the Parent from responding to inquiries it receives from any of the Company’s customers, suppliers, other business partners or consultants.

6.5              Stockholders Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The Nasdaq Stock Market to promptly and duly fix a record date for, call, give notice of, convene and hold as promptly as practicable, and not later than the 45th calendar day immediately following the date of the mailing of the Proxy Statement absent any legal restraint that prevents such action, the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal, regardless of whether the Company Board or any committee thereof determines to modify or withdraw its recommendation of this Agreement or the Merger (which, for the avoidance of doubt, may only take place to the extent expressly permitted by, and in accordance with, the provisions of Section 6.1(b)); provided, however, that the Company shall not be required to hold the Company Meeting prior to the expiration of any Notice Period. Without limiting the generality of the foregoing, the Company agrees that except as set forth in the preceding sentence its obligations pursuant to this Section 6.5 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Acquisition Proposal. Subject to Section 6.1, (a) the Company Board shall recommend adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board shall not withhold, withdraw or modify, or propose or resolve to withhold, withdraw or modify in a manner adverse to the Parent, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Parent, may or, if requested by the Parent, shall adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient affirmative votes to duly authorize the Company Voting Proposal. At the Company Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the shares of Company Common Stock then owned of record by Parent or Merger Sub or with respect to which Parent or Merger Sub otherwise has, directly or indirectly, voting power in favor of the adoption of this Agreement and the Merger.

6.6              Legal Conditions to the Merger.

(a)                Subject to the terms hereof, the Company and the Parent shall each use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) subject to Section 6.2, as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act, the Exchange Act, any other applicable federal or state securities law or any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Parent shall cooperate with each other in connection with the making of all such filings and shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Section 6.6 shall require the Company to perform, satisfy or discharge any obligations of the Parent or Merger Sub under this Agreement or otherwise, or the Parent or Merger Sub to perform, satisfy or discharge any obligations of the Company under this Agreement or otherwise.

(b)               The Company shall confer with the Parent on a regular and frequent basis as reasonably requested by the Parent concerning operational matters and promptly advise the Parent orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, could result in, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and Parent shall promptly provide to the other party (or its counsel) copies of all filings made by the Company or Parent, as applicable, with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(c)                Neither the Company nor any of its Affiliates shall make any settlement offers or, except as directed by the Parent, negotiate any consent decree or consent order with any Governmental Entity relating to the Merger or any of the other transactions contemplated by this Agreement. The Parent alone shall be responsible for making any settlement offers and negotiating any consent decree or consent order with any Governmental Entity relating to the Merger and the other transactions contemplated by this Agreement. Parent shall promptly communicate to the Company if any Governmental Entity suggests or proffers any settlement, consent decree or consent order, including the material terms thereof (and any written documentation provided by such Governmental Entity reflecting the same). The Parent may accept or reject any settlement, consent decree or consent order proposed by any Governmental Entity in its sole discretion.

(d)               Without limiting the generality of Section 6.2(a), if any “fair price” or “control share acquisition” or “anti-takeover” statute, or other similar statute or regulation or any state “blue sky” statute shall become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby, and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

6.7              Notification of Certain Matters. Each of the Company and the Parent shall give prompt notice to the other party if, at any time (a) any Change occurs or exists that would result in any representation or warranty of the Company or Parent, as applicable, contained in this Agreement that is qualified as to materiality (including, in the case of the Company, Company Material Adverse Effect) not being true and accurate in any respect as if such representation or warranty were made at such time, or any such representation or warranty that is not so qualified not being true and accurate in any material respect as if such representation or warranty were made at such time, or (b) the Company or the Parent, as applicable fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations, warranties, covenants or agreements of a party or the conditions to the obligations of the parties hereunder. Without limiting the foregoing, each of the Company and Parent shall as promptly as practicable notify the other party of:

(i)                 any written notice from any person alleging that the consent of such person is or may be required in connection with the Merger or any of the other transactions contemplated by this Agreement;

(ii)               any written notice from any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement; and

(iii)             in the case of the Company only, any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the transactions contemplated hereby.

6.8              Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall each use reasonable best efforts to consult with the other party before issuing, and provide each other with a reasonable opportunity to review and comment upon, any other press release or otherwise making any public statement with respect to the Merger, this Agreement or the transactions contemplated hereby, except that the parties may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.8.

6.9              Indemnification.

(a)                From and after the Effective Time, the Parent and the Merger Sub shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six (6) years from the Effective Time, to honor all of the Company’s obligations to indemnify and hold harmless, and provide advancement of expenses to, each present and former director and officer of the Company (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless and provide advancement of expenses exist on the date of this Agreement pursuant to the Company’s certificate of incorporation, bylaws, or any agreement listed on Section 6.9(a) of the Company Disclosure Schedule.

(b)               For a period of six (6) years after the Effective Time, the Parent and the Merger Sub shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been delivered to the Parent prior to the date of this Agreement) with coverage in amount and scope at least favorable to such persons as the Company’s existing coverage; provided, that in no event shall the Parent or the Surviving Corporation be required to expend in excess of 300% of the annual premium currently paid by the Company for such coverage (it being understood and agreed that in the event such insurance cannot be obtained for 300% of such last annual premium or less, in the aggregate, the Surviving Corporation shall remain obligated to provide the greatest insurance coverage as may be obtained for such amount). At the Parent’s option, the Parent or the Company may purchase prior to the Effective Time a six-year prepaid “tail policy” covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy with coverage in amount and scope at least favorable to such persons as the Company’s existing coverage, in which case the Parent and the Merger Sub shall be relieved of their obligations pursuant to the immediately preceding sentence. The Company represents and warrants that the annual premium currently paid by the Company for directors’ and officers’ liability insurance coverage is as set forth on Section 6.9(b) of the Company Disclosure Schedule.

(c)                The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The indemnification agreements in existence on the date of this Agreement with any of the directors, officer or employees of the Company shall continue in full force and effect in accordance with their terms following the Effective Time.

(d)               In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets as an entirety in one or a series of related transactions to any person(s), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or such persons(s), as the case may be, shall assume the obligations set forth in this Section 6.9; provided that the Surviving Corporation shall not be relieved from such obligation.

(e)                Each of the Indemnified Parties or other persons who are beneficiaries under any insurance policy referred to in Section 6.9(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.9, with full rights of enforcement as if a party thereto.

6.10          Treatment of Company Stock Options; Assumption of Company Stock Plans.

(a)                Effective as of the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time, without regard to the extent then vested and exercisable, shall be assumed by Parent on the terms and subject to the conditions set forth in this Agreement. Each such Company Stock Option so assumed by Parent shall continue to have, and be subject to, the same terms and conditions (including the vesting and other terms and conditions set forth in the Company Stock Plan under which such Company Stock Option was granted and the applicable stock option agreement for such Company Stock Option as were in effect immediately prior to the Effective Time), except that (i) such assumed option shall be exercisable for that number of whole shares of common stock, $0.001 par value per share, of Parent (“Parent Common Stock”) equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time and the Equity Award Exchange Ratio, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Equity Award Exchange Ratio, (iii) Parent’s board of directors or a designated committee thereof shall succeed to the authority of the Company Board or any committee thereof with respect to such assumed option and (iv) Parent’s board of directors or any such designated committee thereof shall have the authority to make further changes thereto to the extent required by any applicable non-U.S. law, ordinance, rule or regulation. The “Equity Award Exchange Ratio” shall mean the quotient obtained by dividing the Merger Consideration by the average of the closing sale prices for a share of Parent Common Stock as quoted on the NASDAQ Global Select Market for the ten (10) consecutive trading days ending with the third trading day that precedes the Closing Date. It is the intent of the parties hereto that to the extent permitted by applicable law, ordinance, rule or regulation, all assumed Company Stock Options that prior to the Effective Time were treated as incentive or non-qualified stock options under the Code shall from and after the Effective Time continue to be treated as incentive or non-qualified stock options, respectively, under the Code. Notwithstanding anything in this Agreement to the contrary, the assumption and conversion of options under this Section shall be made in a manner that will comply with Section 409A of the Code.

(b)               At the Effective Time, Parent shall assume the Company’s 2003 Omnibus Incentive Plan and 2012 Omnibus Incentive Plan and all unissued shares reserved for future issuance under such Company Stock Plans. Each such Company Stock Plan so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions as were in effect immediately prior to the Effective Time, except that (i) the shares issuable and reserved for issuance thereunder shall consist of that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock) of the number of shares of Company Common Stock that were issuable and reserved for issuance under such Company Stock Plan immediately prior to the Effective Time and the Equity Award Exchange Ratio and (ii) Parent’s board of directors or a committee thereof shall succeed to the authority of the Company Board or any committee thereof with respect such assumed Company Stock Plan.

(c)                Parent shall prepare and file with the SEC one or more registration statements on Form S-8 covering the shares of Parent Common Stock issuable upon exercise of the Company Stock Options assumed by Parent for which a Form S-8 registration statement is available as soon as reasonably practicable after the Closing.

6.11          401(k) Plan. If requested by Parent, prior to the Effective Time, the Company Board or, if appropriate, any committee administering the Company’s 401(k) plan, shall adopt such resolutions or take such other actions as are required prospectively to terminate such plan no later than the day prior to the Effective Time. The Company shall preserve all documentation and records related to such plan.

6.12          Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to the Merger or any of the other transactions contemplated by this Agreement, and shall not settle any such litigation without the Parent’s prior written consent, which consent shall not be unreasonably withheld or conditioned.

6.13          Parent Guaranty. The Parent hereby unconditionally guarantees the Merger Sub’s obligations under this Agreement and agrees to be liable for any breach of this Agreement by the Merger Sub.

6.14          FIRPTA Certificate. Prior to the Closing, the Company shall deliver or cause to be delivered to the Parent a certification that the shares of Company Common Stock are not United States real property interests as defined in Section 897(c) of the Code, together with a notice to the Internal Revenue Service, in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code. If the Company has not provided such certification and notice to the Parent on or before the Closing Date, the Parent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

6.15          Obligations of Merger Sub and the Surviving Corporation. The Parent shall take all action necessary to cause the Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

6.16          Employee Benefits Matters.

(a)                Until the end of the calendar year in which the Closing occurs, Parent shall or shall cause its Subsidiaries to provide to employees of the Company who are employed by the Company or any Subsidiary of the Company immediately prior to the Effective Time (the “Continuing Employees”): (i) base salary or hourly wage rates (as applicable) and incentive compensation opportunities in an amount that is no less favorable than the base salary or hourly wage rates and incentive compensation opportunities as in effect on the date of this Agreement (provided that Parent or any Subsidiary of Parent may terminate any Continuing Employee during such period for any reason, including, but not limited to, a termination without cause) and (ii) welfare and retirement benefits that are no less favorable in the aggregate than those in effect for such Continuing Employees immediately before the Effective Time pursuant to the Company Employee Plans which have been provided or made available to the Parent.

(b)               If the Company’s 401(k) plan is terminated prior to the Effective Time pursuant to Section 6.11, at the Effective Time each Continuing Employee will be eligible to participate in the Parent plan that is intended to be qualified under Section 401(k) of the Code (the “Parent 401(k) Plan”). Parent shall take all steps reasonably necessary to permit each Continuing Employee who has an outstanding loan under the Company’s 401(k) plan to roll over such loan into an account under the Parent 401(k) Plan.

(c)                To the extent that any Continuing Employee becomes a participant in any Parent Plan or other material benefit arrangements after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize all service of such Continuing Employee with the Company or a Subsidiary of the Company, as the case may be, to the extent recognized by the Company or a Subsidiary of the Company (as well as service with any predecessor employer of the Company or any Subsidiary of the Company to the extent service with such predecessor employer is recognized by the Company or such Subsidiary of the Company) and reflected in the employment records of the Company or such Subsidiary of the Company, for vesting, eligibility, entitlement to contributions under a defined contribution plan for the plan year of the Closing and subsequent plan years and vacation and severance accrual purposes (but not for accrual purposes under any defined benefit plan) in any Parent Plan or other material benefit arrangements in which such Continuing Employees may be eligible to participate (in each case except to the extent such service credit would result in a duplication of benefits in any such plan or where such crediting is not permitted by the terms of the plan).

(d)               To the extent permitted under the applicable Parent Plan, Parent will waive, or cause to be waived, any pre-existing condition limitation, exclusions, actively-at-work requirements and waiting periods under any Parent Plan in which the Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation, exclusions, actively-at work requirements and waiting periods would have been applicable under the comparable Company Employee Plan immediately prior to the Effective Time. “Parent Plans” means all “employee benefit plans,” as defined in Section 3(3) of ERISA, maintained in the United States with respect to the locations at which the Continuing Employees are employed (all of the above being hereinafter individually or collectively referred to as “Parent Plan” or “Parent Plans,” respectively).

(e)                Until the end of the calendar year in which the Closing occurs, Parent will cause the Surviving Corporation and each of its Subsidiaries to provide to any Continuing Employee whose employment is terminated during such period a severance payment no less than the duration of base salary called for under the Company’s existing severance matrix as provided to Parent, and such other treatment as applies under the applicable Parent Plan or practice (with COBRA to be paid as specified in Section 6.16(e) of the Company Disclosure Schedule), provided that this Section 6.16(e) shall not apply to the extent an individual is covered under the Company’s severance guidelines, as described under the heading “Updated Severance Guidelines” in the Company’s Current Report on Form 8-k filed May 31, 2007 (the “Company Executive Severance Policy”), which shall terminate as described in Section 6.18 below, and shall also not apply to individuals whose employment ends for reasons that would not have entitled them to severance under the Company’s severance policies (e.g., terminations for cause) as in effect on the date of this Agreement. If the employment of any Continuing Employee in Canada is terminated after the Closing, the Parent and/or Surviving Corporation shall be responsible for any severance pay policy, arrangement or contractual obligation in force immediately following the Closing, which, for Canadian-based employees will be in accordance with and limited to the provisions of the Employment Standards Act, 2000 (Ontario) (the “ESA”), as amended from time to time, taking into account for the ESA credit pre-Closing service with the Company for purposes of determining such severance.

(f)                Employees of the Company or any Company Subsidiary employed outside of the United States will be treated in a manner consistent with applicable local law to the extent applicable local law requires more generous treatment or would prohibit one or more of the above provisions from applying.

(g)               This Section 6.16 will be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.16, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 6.16. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, whether Parent Plan or Company Employee Plan or (ii) shall alter or limit Parent’s or the Surviving Corporation’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement.

6.17          Continuation of Security Clearances. Each of the Company and the Parent shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to pursue, and cooperate with the other party in pursuing, a continuation of each security clearance maintained by the Company or any of its Subsidiaries with any Governmental Entity.

6.18          Change in Control Consideration. Parent shall, or shall cause the Surviving Corporation to, at the Effective Time or as soon as practicable thereafter (but in no event later than five days thereafter), make the payments to the individuals set forth on Section 6.18 of the Company Disclosure Schedule if, and only to the extent that, any such payment will not be treated as an “excess parachute payment” under Section280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) (any such payments to be net of applicable Taxes withheld pursuant to Section 2.2(g) and without interest), and as of such payment date the Parent shall, or shall cause the Surviving Corporation to, take such action as is necessary to terminate the Company Executive Severance Policy.

ARTICLE VII

CONDITIONS

7.1              Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a)                Stockholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Meeting, at which a quorum is present, by the requisite vote of stockholders of the Company under applicable law and the Company’s Certificate of Incorporation and By-laws.

(b)               No Injunctions. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement or (ii) pending any suit, action or proceeding challenging, making illegal or otherwise restraining or prohibiting, or seeking to challenge, make illegal or otherwise restrain or prohibit, the Merger or the other transactions contemplated by this Agreement, or sought to obtain from the Company or (to the extent it relates to the Merger or the other transactions contemplated by this Agreement) the Parent or any of its Affiliates, any material damages.

7.2              Conditions to the Parent’s and the Merger Sub’s Obligation to Effect the Merger. The obligation of the Parent and the Merger Sub to consummate the Merger shall be further subject to the fulfillment or waiver at or prior to the Effective Time of each of the following additional conditions:

(a)                Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 3.1, 3.4(a) and clause (i) of Section 3.7 of this Agreement shall be true and correct as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; (ii) the representations and warranties of the Company in Section 3.2, excluding the representations and warranties of the Company in Section 3.2(c), and Section 3.19 of this Agreement shall be true and correct as of the date hereof and as of the Closing Date, except for any de minimis inaccuracy therein, and except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct, except for any de minimis inaccuracy therein, as of such date; and (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect; and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect that the conditions in this Section 7.2(a) have been satisfied.

(b)               Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)                No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any Change that would reasonably be expected to result in any Company Material Adverse Effect.

(d)               No Restraints. There shall not be pending any suit, action or proceeding by any Governmental Entity under any applicable antitrust or competition law (i) seeking to prohibit or materially limit the ownership or operation by the Company, the Parent or Merger Sub of all or any material portion of the business or assets of the Company and its Subsidiaries or (to the extent it relates to the Merger or the other transactions contemplated by this Agreement) of the Parent and its Affiliates, (ii) seeking to compel the Company, the Parent or Merger Sub to dispose of or to hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or (to the extent it relates to the Merger or the other transactions contemplated by this Agreement) of the Parent or any of its Affiliates, (iii) seeking to impose any material limitation on the ability of the Company, the Parent or Merger Sub to conduct the business or own the assets or the Company or any of its Subsidiaries or (to the extent it relates to the Merger or the other transactions contemplated by this Agreement) of the Parent or any of its Affiliates, (iv) seeking to impose material limitations on the ability of the Parent or Merger Sub to acquire or hold, or to exercise full rights of ownership of any shares of Company Common Stock, including the right to vote such Shares on all matters properly presented to the Company’s stockholders or (v) seeking to require divestiture by the Parent or Merger Sub of all or any of the shares of Company Common Stock.

7.3              Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to consummate the Merger shall be further subject to the fulfillment or waiver at or prior to the Effective Time of each of the following additional conditions:

(a)                Representations and Warranties. (i) The representations and warranties of the Parent and Merger Sub set forth in Sections 4.1 and 4.2(a) of this Agreement shall be true and correct as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; and (ii) all other representations and warranties of the Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) where the failure to be true and correct (without regard to any materiality qualifications contained therein) would not reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder; and the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer and the chief financial officer of the Company to such effect.

(b)               Performance of Obligations of the Parent and Merger Sub. The Parent and Merger Sub shall each have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer and the chief financial officer of the Parent to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1              Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company, upon written notice (other than in the case of Section 8.1(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 8.1 pursuant to which such termination is effected, as follows:

(a)                by mutual written consent of the Parent, the Merger Sub and the Company;

(b)               by either the Parent or the Company:

(i)                 if the Merger is not consummated on or before June 30, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date;

(ii)               if any Governmental Entity issues a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(iii)             if at the Company Meeting (including any adjournment or postponement thereof in accordance with Section 6.5) at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to the Parent or the Company if such party’s breach of or such party’s failure to fulfill its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the Required Company Stockholder Vote in favor of the Company Voting Proposal not having been obtained.

(c)                by the Parent:

(i)                 if: (A) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withheld, withdrawn, qualified or modified its recommendation of the Company Voting Proposal in a manner adverse to the Parent; (B) the Company Board fails to reaffirm its recommendation that the Company Voting Proposal in the Proxy Statement be approved within ten business days of a request by the Parent to provide such reaffirmation following the date that any person (other than the Parent or its Affiliates) shall have made an Acquisition Proposal (other than a tender offer or exchange offer described in clause (D) below)(provided that the Parent shall be permitted to request only one such reaffirmation request per Acquisition Proposal, with any material amendment or modification to the terms of any Acquisition Proposal being deemed a new Acquisition Proposal hereunder); (C) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger or other Acquisition Proposal made by the Parent or an Affiliate of the Parent); (D) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; or (E) the Company Board or any committee thereof shall have authorized or publicly resolved to do any of the foregoing (each, a “Company Adverse Recommendation Change”);

(ii)               if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or 7.2 and (B) cannot be or has not been cured within 20 days after the giving of written notice to the Company of such breach or failure to perform or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within 10 days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter (provided in any case that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement); or

(iii)             if the Company breaches in any material respect the covenants contained in Section 6.1 or the first sentence of Section 6.5 of this Agreement.

(d)               by the Company:

(i)                 if the Parent or the Merger Sub breaches or fails to perform in any material respect any of their respective representations, warranties or covenants contained in this Agreement, which breach or failure to perform materially impairs the Parent’s and the Merger Sub’s ability to consummate the Merger and which breach or failure to perform cannot be or has not been cured within 20 days after the giving of written notice to the Parent of such breach or failure to perform or, if capable of being cured by the Parent or the Merger Sub by such date, the Parent or the Merge Sub, as applicable, does not commence to cure such breach or failure within 10 days after the Parent’s receipt of written notice thereof from the Company and diligently pursue such cure thereafter (provided in each case that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement); or

(ii)               if, prior to the receipt of the Company Stockholder Approval, (A) the Company Board, pursuant to and in compliance with Section 6.1(b), shall have effected a Company Adverse Recommendation Change as a result of an outstanding Superior Proposal, (B) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into an Acquisition Agreement with respect to such Superior Proposal and (C) the Parent receives, in immediately available funds, the fees required to be paid pursuant to Section 8.3 at the applicable time specified in Section 8.3.

8.2              Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, all obligations and agreements of the parties set forth in this Agreement shall forthwith terminate and be of no further force or effect (except with respect to the rights and obligations set forth in the Confidentiality Agreement), and there shall be no liability on the part of the Parent, the Merger Sub or the Company hereunder, except as set forth in Section 3.22, Section 4.5, this Section 8.2, Section 8.3 and Article IX, which provisions shall survive such termination; provided that the foregoing shall not relieve any party for liability for damages actually incurred as a result of fraud or any willful breach of this Agreement.

8.3              Fees and Expenses.

(a)                Except as otherwise provided in this Section 8.3, each party shall bear all of the fees and expenses incurred by it in connection with the negotiation and performance of this Agreement, and no party may recover any such fees and expenses from the other parties upon any termination of this Agreement.

(b)               The Company shall pay to the Parent $1,200,000 in cash if:

(i)                 this Agreement is terminated by the Parent pursuant to Section 8.1(c)(i);

(ii)               this Agreement is terminated by the Parent pursuant to Section 8.1(c)(iii) following any intentional breach by the Company of Section 6.1 or the first sentence of Section 6.5;

(iii)             this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii); or

(iv)             after the date of this Agreement: (A) an Acquisition Proposal (which, for purposes of this Section 8.3(b), shall have the meaning set forth in the definition of Acquisition Proposal, except that all references to 15% shall be deemed references to “50%”) has been publicly announced (whether by the Company or another person, other than the Parent and its Affiliates) and has not been expressly and bona fide publicly withdrawn at least two business days prior to the Company Meeting; (B) this Agreement is terminated pursuant to Section 8.1(b)(i), 8.1(b)(iii) or 8.1(c)(ii); and (C) within one year of such termination the Company enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement).

Any fee due under Section 8.3(b)(iii) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement. Any fee due under Section 8.3(b)(i) or (ii) shall be paid by wire transfer of same-day funds within two business days of the date of termination of this Agreement. Any fee due under Section 8.3(b)(iv) shall be paid by wire transfer of same-day funds on or prior to the date on which the condition set forth in clause (C) of Section 8.3(b)(iv) is satisfied. If the Company fails to timely pay the amount due pursuant to Section 8.3, or any portion thereof, (i) such amount or portion thereof shall accrue interest from the date such payment was required to be made through the date of payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus 5% and (ii) the Company shall pay to the Parent or Merger Sub its out-of-pocket costs and expenses (including attorneys’ fees) in connection with any suit that results in a judgment against the Company for the amount set forth in Section 8.3 or any portion thereof. Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall the Company be required to pay the fee under Section 8.3(b) on more than one occasion.

8.4              Amendment. At any time prior to the Effective Time, the parties may amend, modify and supplement this Agreement in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby; provided, however, that after any such stockholder approvals shall have been obtained, no amendment shall be made which, under applicable law, requires the further approval of such stockholders without such approval. Any such amendment, modification or supplement shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of each of the parties.

8.5              Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso in Section 8.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.6              Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require, in the case of the Merger Sub or the Company, action by its Board of Directors.

ARTICLE IX

MISCELLANEOUS

9.1              Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, the Parent and the Merger Sub contained in this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

9.2              Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) the business day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail (upon confirmation of receipt), in each case to the intended recipient as set forth below:

(a)                If to the Parent or the Merger Sub:

Sonus Networks, Inc.

4 Technology Park Drive

Westford, MA 01886
Attention: Jeffrey M. Snider, Senior Vice President and General Counsel
Telecopy No.: (978) 614-8101

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Mark G. Borden, Esq. and Jay E. Bothwick, Esq.
Telecopy No.: (617) 526-5000

(b)               If to the Company:

Performance Technologies, Incorporated
140 Canal View Boulevard
Rochester, New York 14623
Attn: John Slusser, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Harter Secrest & Emery LLP

1600 Bausch and Lomb Place

Rochester, New York 14604

Attention: James M. Jenkins, Esq. and Tyler J. Savage, Esq.
Telecopy No.: (585) 232-6500

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3              Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4              No Third Party Beneficiaries. Other than the provisions of Section 6.9, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any other person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.5              Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Parent and/or the Merger Sub may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Parent without the consent of the Company, provided that the Parent and/or the Merger Sub, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6              Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7              Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or “PDF” transmission.

9.8              Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where this Agreement refers to information that was “made available” to the Parent, that means that such information was either (i) provided directly to the Parent or its outside counsel or (ii) posted and accessible to Parent or its outside counsel at least one business day prior to the date of this Agreement in the electronic data room of the Company accessible by Parent and Merger Sub and was maintained on such site through at least the date of this Agreement. As used in this Agreement, the term “person” means any individual, corporation, partnership, joint venture, association, trust, limited liability company, unincorporated organization or other entity. As used in this Agreement, references to any “agreement” to which a person is bound means any contract, agreement, instrument, obligation, undertaking, lease, license, arrangement, commitment or understanding, whether written or oral, in each case that is or purports to be legally binding on such person and as it may be amended or otherwise modified from time to time. As used in this Agreement, references to the “Company’s Knowledge” or “Knowledge of the Company”, or any other phases of similar meaning, shall be deemed to refer to the extent that any of the following individuals is actually aware (or reasonably should have been aware) of such fact or matter: John Slusser, Dorrance Lamb, John Grana and Patrick Rice. With respect to matters involving Company Intellectual Property, knowledge does not require that any of such individuals conduct or have conducted or obtain or have obtained any freedom-to-operate opinions, infringement or non-infringement opinions, or similar opinions of counsel or any Company Intellectual Property clearance searches, and no knowledge of any third party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to such individuals unless any of such inquiries, opinions or searches has actually been undertaken. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9              Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10          Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereby agrees not to raise any objections to the availability of, and hereby waives any defense to, the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches of this Agreement by such party or to specifically enforce the terms and provisions of this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to specifically enforce the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

9.11          Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement, the Merger or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12          WAIVER OF JURY TRIAL. EACH OF THE PARENT, THE MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARENT, THE MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.13          No Personal Liability of Directors, Officers, Owners, Etc. Without limiting the rights of the Parent or Merger Sub under this Agreement, and except in the case of fraud, the Parent and Merger Sub acknowledge and agree that neither of them has any right of recovery against, and no personal liability shall attach to, in each case with respect to damages of the Parent or its Affiliates, any of the Company’s or its Subsidiaries’ former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing (other than the Company to the extent provided in this Agreement), through the Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any such party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

9.14          Rules of Construction. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parent, the Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SONUS NETWORKS, INC.

By: /s/ Raymond P. Dolan
Name: Raymond P. Dolan
Title: President and Chief Executive Officer

PURPLE ACQUISITION SUBSIDIARY, INC.

By: /s/ Raymond P. Dolan
Name: Raymond P. Dolan
Title: Chief Executive Officer

PERFORMANCE TECHNOLOGIES, INCORPORATED

By: /s/ John M. Slusser
Name: John M. Slusser
Title: President and Chief Executive Officer

Exhibit A

Form of Certificate of Incorporation of the Surviving Corporation.